                                                                Exhibit 10.13
                                 LOAN AGREEMENT


                                   DATED AS OF


                               SEPTEMBER 29, 1997


                                     BETWEEN


                        DOMINION HOMES, INC., AS BORROWER


                                       AND


                          THE HUNTINGTON NATIONAL BANK,
                                    NBD BANK,
                       NATIONAL CITY BANK OF COLUMBUS, AND
                     KEYBANK NATIONAL ASSOCIATION, AS BANKS

                                       AND

              THE HUNTINGTON NATIONAL BANK, AS ADMINISTRATIVE AGENT









Porter, Wright, Morris & Arthur
41 South High Street
Columbus, Ohio 43215

                                TABLE OF CONTENTS
                                -----------------

SECTION                HEADING                       PAGE #

SECTION l.        AMOUNT AND TERMS OF EXTENSIONS OF CREDIT.   1
                  ----------------------------------------
         1.1      THE LOANS.        1
         1.2      REVOLVING LOANS.  1
         1.3      LETTERS OF CREDIT.        2
         1.4      POTENTIAL DEFAULTS.       5

SECTION 2.        BORROWING BASE AND BORROWING BASE DEFINITIONS        5
                  ---------------------------------------------
         2.1      BORROWING BASE.   5
         2.2      AVAILABLE CASH.   6
         2.3      DEVELOPED LOTS.   6
         2.4      ELIGIBLE ACCOUNTS RECEIVABLE.      6
         2.5      ELIGIBLE LUMBER INVENTORY.7
         2.6      ELIGIBLE REAL ESTATE.     7
         2.7      INVESTMENTS IN JOINT VENTURES.     7
         2.8      LOTS UNDER DEVELOPMENT.   7
         2.9      MODEL HOMES.      7
         2.10     REAL ESTATE HELD FOR DEVELOPMENT.  7
         2.11     HOME WORK-IN-PROCESS.     8
         2.12     SPECULATIVE HOMES.        8
         2.13     SPECULATIVE CONDOMINIUMS. 8
         2.14     MUTUAL EXCLUSIVITY.       8

SECTION 3.        INTEREST RATES, FEES, ADDITIONAL COSTS AND PAYMENTS.       8
                  ---------------------------------------------------
         3.1      INTEREST RATES.   8
         3.2      PRIME COMMERCIAL RATE.    8
         3.3      EURODOLLAR RATE.  9
         3.4      FIXED RATE.       10
         3.5      CONVERSIONS OF ADVANCES.  10
         3.6      INTEREST PERIOD, CALCULATION OF INTEREST, AND INTEREST PAYMENT DATE.  10
         3.7      ADDITIONAL COSTS.         11
         3.8      LIMITATION ON REQUESTS AND ELECTIONS.       11
         3.9      ILLEGALITY AND IMPOSSIBILITY.      12
         3.10     COMPENSATION.     12
         3.11     SURVIVAL OF OBLIGATIONS.  13
         3.12     INTEREST RATE PROTECTION. 13
         3.13     DEFAULT INTEREST RATE.    13
         3.14     FEES.    13
         3.15     CAPITAL ADEQUACY AND REMOVAL OF AFFECTED LENDER.     14
         3.16     MANDATORY REDUCTION       14

SECTION 4.        EVIDENCE OF THE LOANS AND TERMS OF PAYMENT. 15
                  ------------------------------------------
SECTION 5.        COSTS AND EXPENSES.       15
                  ------------------
SECTION 6         CONDITIONS PRECEDENT.     15
                  --------------------
         6.1      EFFECTIVENESS AND INITIAL ADVANCE.          15
         6.2      CONDITIONS PRECEDENT TO SUBSEQUENT ADVANCES.         15

SECTION 7.        WARRANTIES AND REPRESENTATIONS.    16
                  ------------------------------
         7.1      CORPORATE ORGANIZATION AND AUTHORITY.       16
         7.2      BORROWING IS LEGAL AND AUTHORIZED.          16
         7.3      TAXES.   16
         7.4      CORPORATE INFORMATION.    17
         7.5      COMPLIANCE WITH LAW.      17
         7.6      FINANCIAL STATEMENTS; FULL DISCLOSURE.      17
         7.7      LITIGATION: ADVERSE EFFECTS.       17

         7.8      NO INSOLVENCY.    18
         7.9      GOVERNMENT CONSENT.       18
         7.10     TITLE TO PROPERTIES.      18
         7.11     NO DEFAULTS.      18
         7.12     ENVIRONMENTAL PROTECTION.          18
         7.13     MARGIN LOANS.    19
         7.14     REAL ESTATE OWNERSHIP.    19

SECTION 8.        COMPANY BUSINESS COVENANTS.    20
                  --------------------------
         8.1      PAYMENT OF TAXES AND CLAIMS.       20
         8.2      MAINTENANCE OF PROPERTIES AND CORPORATE EXISTENCE.   21
         8.3      SALE OF ASSETS.   21
         8.4      LIENS AND ENCUMBRANCES (NEGATIVE PLEDGE).   21
         8.5      OTHER BORROWINGS. 22
         8.6      CONTINGENT LIABILITIES.   23
         8.7      OPERATING LEASE RENTALS.  23
         8.8      ACQUISITION OF CAPITAL STOCK.      23
         8.9      RESTRICTIONS ON DIVIDENDS.23
         8.10     MANAGEMENT.       23
         8.11     INVESTMENTS, LOANS AND ADVANCES.   23
         8.12     ERISA.   24
         8.13     TANGIBLE NET WORTH.       24
         8.14     LEVERAGE RATIO.   25
         8.15     NO LOSSES.        25
         8.16     RATIO OF UNCOMMITTED LAND HOLDINGS TO CONSOLIDATED TANGIBLE NET WORTH.25
         8.17     LAND HELD FOR DEVELOPMENT (UNZONED).        25
         8.18     MAINTENANCE OF DEPOSITS.  25
         8.19     MODEL HOMES INVENTORY.    26
         8.20     SPECULATIVE HOMES.        26
         8.21     COLLATERAL.       26
         8.22     FURTHER REAL ESTATE ACQUISITION LIMITATIONS.         27
         8.23     CONDUCT OF BUSINESS, SUBSIDIARIES, ACQUISITIONS.     27
         8.24     PERMITTED ACQUISITIONS.   27
         8.25     RESTRICTION ON FUNDAMENTAL CHANGES.         28

SECTION 9.        INFORMATION AS TO COMPANY AND SUBSIDIARIES.       28
                  ------------------------------------------
SECTION 10.       EVENTS OF DEFAULT 30
                  -----------------
         10.1     NATURE OF EVENTS. 30
         10.2     DEFAULT REMEDIES. 31

SECTION 11.       THE ADMINISTRATIVE AGENT       31
                  -----------------------
         11.1     APPOINTMENT.      31
         11.2     NATURE OF DUTIES. 32
         11.3     LACK OF RELIANCE ON THE ADMINISTRATIVE AGENT AND RESIGNATION. 32
         11.4     CERTAIN RIGHTS OF THE ADMINISTRATIVE AGENT. 33
         11.5     RELIANCE.         33
         11.6     NOTICE OF DEFAULT.        33
         11.7     INDEMNIFICATION.  33
         11.8     THE ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY. 34
         11.9     AMENDMENT AND MODIFICATIONS, REQUIRED BANKS.         34
         11.10    COMMITMENT PERCENTAGE AND PRO RATA SHARE.   35
         11.11    PRO RATA TREATMENT AND PAYMENTS.   35
         11.12    FUNDING OF ADVANCES.      35
         11.13    LIQUIDATION AND DELINQUENCY.       36
         11.14    EQUALIZATION.     36
         11.15    ASSIGNMENT OF INTERESTS.  37

SECTION 12.       MISCELLANEOUS         37
                  -------------
         12.1     NOTICES. 37
         12.2     REPRODUCTION OF DOCUMENTS.39


         12.3     SURVIVAL.         39
         12.4     SUCCESSORS AND ASSIGNS.   39
         12.5     AMENDMENT AND WAIVER.     39
         12.6     DUPLICATE ORIGINALS.      40
         12.7     ENFORCEABILITY AND GOVERNING LAW.  40
         12.8     UNIFORM COMMERCIAL CODE AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. 40
         12.9     CONSENT TO JURISDICTION AND WAIVER OF OBJECTION TO VENUE.     40
         12.10    WAIVER OF JURY TRIAL.     40
         12.11    CONFIDENTIALITY.  41

SECTION 13.       INDEX OF DEFINITIONS  41
                  --------------------

EXHIBITS

         A-1      - Huntington Revolving Loan Note
         A-2      - NBD Revolving Loan Note
         A-3      - NCB Revolving Loan Note
         A-4      - KeyBank Revolving Loan Note
         A-5      - Standby Letter of Credit Reimbursement Agreement
         B        - Notice of Borrowing

SCHEDULES

         Schedule 6.1(a)   - Conditions Precedent to Initial Disbursement (Closing
                              Memorandum)
         Schedule 7.4      - Corporate Chart
         Schedule 7.10     - Schedule of Permitted Encumbrances

         LOAN AGREEMENT
         --------------

         This loan agreement (the "Agreement") is entered into at Columbus, Ohio, between The Huntington National Bank, a national banking association organized under the laws of the United States of America ("Huntington"), NBD Bank, a Michigan chartered bank ("NBD"), National City Bank of Columbus, a national banking association organized under the laws of the United States of America ("NCB"), and KeyBank National Association, a national banking association organized under the laws of the United States of America ("Key") as lenders, (Huntington, NBD, NCB, and Key each is herein referred to separately as a "Bank" and collectively as the "Banks"); Huntington, as administrative agent for the Banks (the "Administrative Agent"); and Dominion Homes, Inc., an Ohio corporation (the "Company") as of the 29th day of September, 1997.

SECTION l. AMOUNT AND TERMS OF EXTENSIONS OF CREDIT.
           -----------------------------------------

1.1      THE LOANS.

         Subject to the terms and conditions hereof, the Banks (with each Bank extending credit severally and not jointly as set forth below), will extend credit to the Company up to the aggregate amount of $90,000,000.00 in principal amount of the Revolving Loans and stated amounts of issued and outstanding Letters of Credit (the "Loans"). The Loans shall be comprised of the Revolving Loans and the Letters of Credit. Notwithstanding the individual limitations set forth below with respect to the Revolving Loans and the Letters of Credit, the aggregate principal amount of the Revolving Loans, plus the aggregate stated value of all issued and outstanding Letters of Credit shall not exceed the sum of $90,000,000.00.

1.2      REVOLVING LOANS.

         (a) COMMITMENTS. Subject to the terms and conditions set forth herein, each Bank, hereby severally and not jointly agrees to make revolving loans (each individually a "Revolving Loan" and collectively the "Revolving Loans") to the Company from time to time from the date hereof to the Maturity Date in an amount not to exceed at any time outstanding such Bank's Revolving Commitment; provided, however, subject to the Borrowing Base limitation set forth in Section
2.1 below. "Revolving Commitment" means with respect to any Bank the obligation of such Bank to make Revolving Loans and to participate in Letters of Credit pursuant to the terms and conditions hereof, which obligation shall not exceed the principal amount set forth opposite such Bank's name in this paragraph, and "Revolving Commitments" means the aggregate of each Bank's Revolving Commitment, the maximum aggregate principal amount of which shall not exceed $90,000,000.00:

                  (i) with respect to Huntington, $35,640,000.00,

                  (ii) with respect to NBD, $24,030,000.00,

                  (iii) with respect to NCB, $17,820,000.00, and

                  (iv) with respect to Key, $12,510,000.00.

         (b) FREQUENCY AND AMOUNT OF ADVANCES. Subject to the provisions hereof, the Company may borrow and repay any outstanding advance under the Revolving Loans on any Business Day, and any amounts so repaid may be reborrowed.

         (c) NOTICES OF BORROWING. When the Company desires to borrow or convert an advance hereunder in respect of a Eurodollar Advance or a Fixed Rate Advance, it shall deliver to the Administrative Agent an irrevocable notice of borrowing, in form attached hereto as EXHIBIT B or such other form satisfactory to the Administrative Agent, no later than 12:00 noon (Columbus, Ohio time) (i) at least three (3) Business Days in advance of the proposed funding or conversion date in the case of a Eurodollar Advance, and (ii) at least three (3) Business Days in advance of the proposed funding or conversion date in the case of a Fixed Rate Advance. Such notice of borrowing shall specify (i) the proposed funding or conversion date, (ii) the amount of the proposed advance, (iii) whether the proposed advance will be a Eurodollar Advance or a Fixed Rate Advance, and (iv) instructions for the disbursement of the proceeds of the advance.

When the Company desires to borrow or convert an advance hereunder in respect of a Prime Rate Advance, the Company shall provide oral or written notice to the Administrative Agent no later than 11:00 a.m. on the Business Day of the proposed funding or conversion date in the case of a Prime Rate Advance. "Business Day" means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close (i) in Columbus, Ohio, and (ii) in the case of Eurodollar Advances, in London, England.

         (d) INTEREST. Accrued interest under the Revolving Loans shall be due and payable on each Interest Payment Date.

         (e) MATURITY OF THE REVOLVING LOANS. Subject to the terms and conditions of this Agreement, the Company's right to obtain advances under the Revolving Loans shall terminate on June 30, 2000, or on such later date that the Revolving Loans or any portion thereof may be extended in writing by the respective Bank or Banks pursuant to this paragraph 1.2(e) (the "Maturity Date"). Beginning on or before June 30, 1998, and continuing on each June 30 thereafter (the "Annual Review Date"), the Banks, or any of them up to the amount of such Bank's Revolving Commitment, in the sole discretion of such Bank, may elect to extend the Company's right to obtain advances under the Revolving Loans for a three year period beginning with the Annual Review Date and ending on the third anniversary of such Annual Review Date by providing notice to the Company of such election on or before June 30 of such calendar year, provided, however, the failure of any Bank to provide notice under this Section shall not be deemed to constitute such Bank's agreement to extend the Maturity Date with respect to the Revolving Loans.

         (f) USE OF PROCEEDS OF REVOLVING LOANS. The proceeds of the Revolving Loans shall be used by the Company to refinance existing indebtedness to one or more of the Banks, for working capital purposes, and to support other normal and customary business purposes.

1.3      LETTERS OF CREDIT.

         (a) ISSUANCE. Subject to the terms and conditions set forth herein, Huntington hereby agrees to issue for the account of the Company one or more letters of credit (each individually a "Letter of Credit" and collectively the "Letters of Credit") from time to time during the period from the date hereof to the Maturity Date up to the aggregate stated value outstanding at any one time of $15,000,000.00 provided, however, subject to the limitations set forth in
Section 1.1 above and provided further, however, that the aggregate stated value of all issued and outstanding Letters of Credit, plus the aggregate principal amount of the Revolving Loans shall not exceed the Borrowing Base.

         (b) EXPIRY DATES. Subject to the terms and conditions of this Agreement, the Company's right to obtain issuance of the Letters of Credit shall terminate on the Maturity Date, unless terminated earlier (after June 30, 2000) by Huntington as issuing bank of the Letters of Credit. Subject to the provisions of the immediately preceding sentence, beginning on or before June 30, 1998, and continuing on each Annual Review Date thereafter, the Banks, or any of them up to the amount of such Bank's Pro Rata Share, in the sole discretion of such Bank, may elect to extend the Company's right to obtain issuance of Letters of Credit to the extent of any such Bank's participation interest in the Letters of Credit for a three year period beginning with the Annual Review Date and ending on the third anniversary of such Annual Review Date, by providing notice to the Company and to Huntington of such election on or before June 30 of such calendar year.

         (c) PARTICIPATIONS. Immediately upon issuance by Huntington of any Letter of Credit in accordance with the procedures set forth in this Agreement, each Bank shall be deemed to have purchased irrevocably and unconditionally from Huntington, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of such Bank's Pro Rata Share.


         (d) REQUIREMENTS FOR ISSUANCE OF LETTERS OF CREDIT.

                  (i) The Company may request Huntington to issue or cause the issuance of a Letter of Credit by delivering to the Administrative Agent, Huntington's standard form of Letter of Credit Application and Agreement for Standby Letter of Credit and/or reimbursement agreement (collectively the "Letter of Credit Application") completed to the satisfaction of Huntington; and, such other certificates, documents and other papers and information as the Administrative Agent or Huntington may request.

                  (ii) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twenty-four months after such Letter of Credit's date of issuance and in no event later than the Maturity Date of the Revolving Loans. Each Letter of Credit Application and each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revision thereof and, to the extent not inconsistent therewith, the laws of the State of Ohio.

                  (iii) In connection with the issuance of any Letter of Credit, the Company shall indemnify, save and hold the Administrative Agent and each Bank harmless from any loss, cost, expense or liability, including, without limitation, payments made by the Administrative Agent or any Bank, and expenses and reasonable attorneys' fees incurred by the Administrative Agent or any Bank arising out of, or in connection with, any Letter of Credit to be issued or created for the Company. The Company shall be bound by the Huntington's or any issuing or accepting bank's regulations and good faith interpretations of any Letter of Credit issued or created for the Company's account, regardless of whether any such interpretation may be different from the Company's. Neither the Administrative Agent nor any Bank, nor any of its correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following the Company's instructions or those contained in any Letter of Credit or in any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit, except in the case of the Administrative Agent's, any Bank's, the issuing bank's or such correspondents' gross negligence or willful misconduct.

                  (iv) The Company shall authorize and direct Huntington with respect to each Letter of Credit to name the Company or an Approved Joint Venture as the "Account Party" therein, shall deliver to Huntington, upon request of Huntington, all instruments, documents, and other writings and property pursuant to the Letter of Credit and shall accept and rely upon Huntington's instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

         (e) POWER OF ATTORNEY. In connection with all Letters of Credit issued or caused to be issued by Huntington under this Agreement, the Company hereby appoints Huntington, or its designee, as its attorney, with full power and authority (i) to sign and/or endorse the Company's name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign the Company's name on bills of lading; (iii) to clear inventory through the United States of America Customs Department ("Customs") in the name of Company or Huntington or Huntington's designee, and to sign and deliver to Customs officials powers of attorney in the name of the Company for such purpose; and
(iv) to complete in the Company's name or Huntington's or in the name of Huntington's designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Huntington nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Huntington's or its attorney's gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable so long as any Letters of Credit remain outstanding.

         (f)      PAYMENT OF REIMBURSEMENT OBLIGATIONS.

                  (i) In the event that at the time a disbursement pursuant to any Letter of Credit is made, the unpaid balance of advances exceeds or would exceed, with the making of such disbursement, the lesser of the maximum Revolving Commitments or the Borrowing Base and such disbursement is not reimbursed by the Company within two (2) business days, the Administrative Agent shall promptly notify each Bank, and upon the Administrative Agent's demand, each Bank shall pay to the Administrative Agent for distribution to Huntington such Bank's proportionate share of such unreimbursed disbursement, together with such Bank's proportionate share of Huntington's or the Administrative Agent's unreimbursed costs and expenses relating to such unreimbursed disbursement. Upon receipt by the Administrative Agent of a repayment from the Company of any amount disbursed by the Administrative Agent for which Huntington had already been reimbursed by the Banks, the Administrative Agent shall deliver to each of the Banks such Bank's Pro Rata Share of such repayment. Each Bank's participation commitment shall continue until the last to occur of any of the following events: (a) Huntington ceases to be obligated to issue any Letters of Credit hereunder; (b) no Letter of Credit issued hereunder remains outstanding and uncancelled; or (c) all persons or entities (other than the Company) have been fully reimbursed for all payments made under or relating to Letters of Credit.

                  (ii) In the event that any draw occurs under any of the Letters of Credit, and such drawing is not reimbursed after demand, the Administrative Agent is hereby authorized to repay such drawing by charging any or all of the Company's accounts or checking accounts in such order as it deems appropriate, in its sole discretion, or by making an advance on the Revolving Loans (in which event such advance shall constitute an advance under the Revolving Loans); provided, however, that the Administrative Agent will not be obligated to make any such charge or advance.

         (g) USE OF PROCEEDS FOR LETTERS OF CREDIT. The Letters of Credit shall be used by the Company or any Approved Joint Venture to (i) support bonding requirements for real estate site improvements or maintenance in favor of various municipal entities, (ii) to secure the Company's contractual performance with respect to the Company's land and lot development activities, (iii) to secure the Company's contractual performance in connection with the Company's land acquisition activities, and (iv) in connection with Approved Joint Ventures. "Approved Joint Venture" means (i) any entity which satisfies all the requirements of the last sentence of this Section 1.3(g), or (ii) any other entity in which the Company has an Investment in Joint Venture for which the Administrative Agent and the Banks have received guaranty agreements or other undertakings satisfactory to the Administrative Agent and the Banks in an aggregate amount not less than the full amount of any Letter of Credit issued on account of such entity, and such entity satisfies the following conditions to the satisfaction of the Administrative Agent and the Required Banks (a) review and approval by the Administrative Agent of financial statements and financial condition of such partner or partners, including confirmation of the absence of any borrowings by such entity (other than purchase money seller financing in an amount not to exceed the purchase price of any undeveloped real property), (b) review and approval by the Administrative Agent of articles of incorporation of such partner or partners, joint venture agreement or partnership agreement or other evidence of the Company's ownership interest in such entity, (c) execution and delivery to the Administrative Agent of an application and agreement for standby letter of credit for such entity in form satisfactory to the Administrative Agent, (d) review and approval by the Administrative Agent of resolutions or other indicia of authority for those persons signing on behalf of such entity, (e) execution and delivery of a guaranty agreement in form acceptable to the Administrative Agent by each of the partners or owners in such entity, (f) review and approval by the Administrative Agent of resolutions or other indicia of authority of those persons executing such guaranty agreements,
(g) review and approval by the Administrative Agent of any other documents, instruments or agreements deemed necessary by the Administrative Agent with respect to the issuance of such Letters of Credit in respect of such entity or the other partner or owner therein, and (h) evidence that all of the real property owned by such entity is located in the State of Ohio or in any contiguous state. The Administrative Agent and the Banks stipulate that until the Administrative Agent gives the Company notice to the contrary, any limited liability company or partnership or joint venture (i) in which (A) the Company and (B) M/I Schottenstein Homes, Inc., Homewood Corporation or Rockford Homes, Inc. (or any combination thereof) are the sole owners or partners, (ii) for which the Administrative Agent and the Banks shall have received unconditional, irrevocable guaranties from each of the owners of such Approved Joint Venture which total, in the aggregate the aggregate stated amount of all Letters of Credit issued in connection with such entity, to the satisfaction of the Administrative Agent, and (iii) for which the Company is liable for the full amount of all such Letters of Credit shall constitute an Approved Joint Venture.

1.4      POTENTIAL DEFAULTS.

         None of the Banks shall have any obligation to advance or re-advance any sums pursuant to the Revolving Loans or issue or extend any Letters of Credit at any time when an Event of Default has occurred and is continuing or a set of facts or circumstances exists, which, by themselves, upon the giving of notice, the lapse of time, or any one or more of the foregoing, would constitute an Event of Default under Sections 10.1(g), (h), (i) or (j) of this Agreement, and in the instance of a set of facts or circumstances existing which, upon the giving of notice or the lapse of time, would constitute an Event of Default pursuant to Section 10.1(k) of this Agreement, and such facts or circumstances have existed for more than 48 hours (herein a " Potential Default").


SECTION 2. BORROWING BASE AND BORROWING BASE DEFINITIONS
           ---------------------------------------------

2.1      BORROWING BASE.

         The sum of (i) the aggregate outstanding principal balances of all of the Revolving Loans, PLUS (ii) the aggregate total stated value of each issued and outstanding Letter of Credit, if solely for the account of the Company, multiplied by 100%, or if requested for the account of an Approved Joint Venture, multiplied by the Company's ownership percentage in the Approved Joint Venture for which such Letter of Credit was issued, PLUS (iii) the aggregate stated amount of the Company's contingent liabilities in connection with letters of credit or other forms of surety issued by a financial institution other than pursuant to the terms of this Agreement (the "Non-Facility Contingent Obligations"), shall not exceed the Borrowing Base. "Borrowing Base" shall mean (without duplication) the aggregate sum of the following property of the
Company:

         (a)      100% of Available Cash, plus

         (b)      80% of Eligible Accounts Receivable, plus

         (c)      75% of Eligible Lumber Inventory, plus

         (d)      90% of Eligible Home Work-in-Process, plus

         (e) the lesser of $15,000,000.00 or 50% of Eligible Real Estate Held for Development, plus

         (f) the lesser of $10,000,000.00 or 50% of Eligible Investments in Joint Ventures, plus

         (g) the lesser of or $5,850,000.00 or 90% of the aggregate sum of Eligible Model Homes, plus

         (h) the lesser of $6,000,000.00 or 90% of Eligible Speculative Homes, plus

         (i) the lesser of $3,000,000.00 or 80% of Eligible Speculative Condominiums, plus

         (j)      62.5% of Eligible Developed Lots, plus

         (k)      50% of Eligible Lots Under Development.

         The Administrative Agent reserves the right to deduct from any borrowing availability under the Borrowing Base, such amounts as the Administrative Agent may deem necessary and proper, in its sole discretion, to establish reserves for any credit risk under any "swap" agreements, interest rate contracts, or any other agreements which limit the Company's exposure to interest rate fluctuations entered into between Company and any of the Banks; provided, however, that the amount of any such reserve shall not be less than the amount calculated by the Bank incurring such credit risk.

2.2      AVAILABLE CASH.

         "Available Cash" means all of the cash or cash equivalents of the Company or any Restricted Subsidiary held by title companies or other escrow agents, consisting solely of the net closing proceeds from residential real estate closings, which cash or cash equivalents are not subject to a lien or offset in favor of such entity.

2.3      DEVELOPED LOTS.

         "Developed Lots" means all lots of the Company and its Restricted Subsidiaries located in the State of Ohio or any contiguous state on which all development activity has been completed, including without limitation, all site development for streets and sewers, and for which application has been made for final acceptance by the applicable controlling municipality, valued at the lesser of cost or market.

2.4      ELIGIBLE ACCOUNTS RECEIVABLE.

         The term "Eligible Accounts Receivable" means the portion of the accounts or accounts receivable of the Company or its Restricted Subsidiaries which are free and clear of all liens and encumbrances and which the Administrative Agent determines from time to time, based on the creditworthiness of the Account Debtor, is eligible for use in calculating the Borrowing Base. No account will be an Eligible Account Receivable in calculating the Borrowing Base, unless, at a minimum, such account arises from a final sale (excluding consignments) in the ordinary course of the Company's business, is due and owing to the Company or a Restricted Subsidiary from an entity (the "Account Debtor"), and meets all the following requirements until it is collected in full: (a) the account is not paid in full and not more than 90 days have elapsed from the original invoice therefor, or if a special dating program has been approved in writing by the Administrative Agent, the account is due and payable on a date permitted by the terms of such dating program and is not past-due; (b) the account arises from the Company's completed performance of a sale of goods or real estate, or services, (if involving a sale of goods) such goods having been lawfully shipped and invoiced to the Account Debtor, and the Company or a Restricted Subsidiary having possession of copies of all shipping documents and delivery receipts evidencing such shipment; (c) the account does not arise from a contract with the United States government or any agency thereof; (d) the account is not subject to any prior assignment, claim, lien, security interest, setoff, credit, contra account, allowance, adjustment, discount, levy, or return of goods (other than pursuant to the terms of standard warranty); (e) the account does not arise from a transaction with a person, corporation or entity affiliated with the Company, except for accounts from Borror Realty Company and Alliance Title Agency, Ltd.; (f) the account does not, when added to all other accounts of the Account Debtor with the Company and its Restricted Subsidiaries, produce an aggregate indebtedness from the Account Debtor of more than 50% of the total of all the Eligible Accounts Receivable of the Company and its Restricted Subsidiaries; (g) the Company or a Restricted Subsidiary has not received notice of bankruptcy or insolvency of the Account Debtor; (h) the account is not evidenced by any chattel paper, promissory note, payment instrument or written agreement; (i) the account does not arise from an Account Debtor whose mailing address or executive office is located outside the United States or Canada (provided such account is payable in U.S. dollars), unless the Administrative Agent is the beneficiary of an irrevocable letter of credit from a bank acceptable to the Administrative Agent for the payment of such account; and (j) the account does not arise from an Account Debtor who has more than 50% of its accounts or account balances with the Company, unpaid more than 90 days after the original invoice dates therefor.

2.5      ELIGIBLE LUMBER INVENTORY.

         The term "Eligible Lumber Inventory" means that portion of the Company's Inventory consisting of finished lumber or other building materials, raw materials and finished goods, which shall be free and clear of all liens and encumbrances, valued at the lesser of cost or market (calculated on a FIFO basis and in accordance with GAAP).

2.6      ELIGIBLE REAL ESTATE.

         With respect to real estate work-in-process, real estate held for development, real estate in which the Company has a joint venture or other interest, real estate on which a model home has been or is being constructed, real estate on which a speculative home has been or is being constructed, real estate on which development is occurring, developed and undeveloped lots of real estate, real estate held for investment of any nature or any other form or type of real estate of the Company or any Restricted Subsidiary, including without limitation those items of real estate defined in Sections 2.3 above and Sections
2.8 through 2.13 below, the term "Eligible" used in connection with any such type of real estate shall mean that portion of real property located in the State of Ohio or contiguous states (a) owned in fee simple title by the Company, or a Restricted Subsidiary, and (b) which is not subject to any mortgage, lien, or encumbrance, except for Unleveraged Seller Financing, and except for reservations, exceptions, encroachments, easements, rights-of-way, restrictions, leases or other similar title exceptions which do not materially detract from the value of such real estate or interfere with its use or resale. "Unleveraged Seller Financing" means only Real Estate Held for Development which is subject to seller financing and secured by a mortgage or deed of trust on such property permitted under the terms of Sections 8.4 and 8.5 of this Agreement for which the Company's cost of such real property is equal to or greater than two times the amount of the Company's Indebtedness held by such seller.

2.7      INVESTMENTS IN JOINT VENTURES.

         "Investments in Joint Ventures" shall mean the net equity investment of the Company or any Restricted Subsidiary in all real estate limited liability companies, partnerships or joint ventures (including without limitation Approved Joint Venture) entered into solely for the purpose of acquiring real property, developing residential lots or other developments and distributing the same to the owners of such entities, valued at the equity method.

2.8      LOTS UNDER DEVELOPMENT.

         "Lots Under Development" shall mean all lots of the Company or any Restricted Subsidiary that such entity intends to use for residential development during the time period between the commencement of development of such lots (by the issuance of a Letter of Credit to support development activities) and the completion of such lot as a Developed Lot, valued at the lesser of cost or market.

2.9      MODEL HOMES.

         "Model Homes" shall mean completed residential dwellings of the Company or its Restricted Subsidiaries that have been constructed for the purpose of marketing similar dwellings and for which there is no present intention to sell, valued at the lesser of cost or market.

2.10     REAL ESTATE HELD FOR DEVELOPMENT.

         "Real Estate Held for Development" shall mean that portion of the real estate of the Company or its Restricted Subsidiaries consisting of all undeveloped real estate, prior to the commencement of construction for which such entity intends to develop into residential lots, valued at the lesser of cost or market and if such property is subject to Unleveraged Seller Financing, net of the amount of such Unleveraged Seller Financing.

2.11     HOME WORK-IN-PROCESS.

         "Home Work-in-Process" shall mean that portion of the real estate of the Company or any Restricted Subsidiary consisting of (a) work-in-process prior to completion and (b) completed units for which such entity has an effective and existing, executed arm's-length, bona fide purchase contract (an "Arm's-Length Contract"), valued at the lesser of cost or market.

2.12     SPECULATIVE HOMES.

         "Speculative Homes" shall mean residential dwellings or lots on which the Company or a Restricted Subsidiary has commenced construction for such dwellings, which such entity presently intends to sell, but for which such entity does not have an Arm's-Length Contract, valued at the lesser of cost or market.

2.13     SPECULATIVE CONDOMINIUMS.

         "Speculative Condominiums" shall mean each unit of residential condominium dwellings or acreage upon which the Company or any Restricted Subsidiary has commenced construction for such dwellings, which such entity intends to sell, but for which such entity does not have an Arm's-Length Contract for such unit, valued at the lesser of cost or market.

2.14     MUTUAL EXCLUSIVITY.

         Each of the terms defined in Sections 2.1 through 2.13 shall be mutually exclusive, and none of the real or personal property of the Company or any Restricted Subsidiary shall be considered to be in more than one of the foregoing categories at the same time.


SECTION 3.  INTEREST RATES, FEES, ADDITIONAL COSTS AND PAYMENTS.
            ----------------------------------------------------

3.1      INTEREST RATES.

         All advances under the Revolving Loans shall bear interest upon the unpaid principal amount thereof from the date such advances are made until paid in full as follows: at the election of the Company at (i) the Applicable Prime Rate Margin plus the Prime Commercial Rate from time to time in effect, with each change in the Prime Commercial Rate automatically and immediately changing the interest rate on such Revolving Loans without notice to the Company, or (ii) the Applicable Eurodollar Margin plus the Eurodollar Rate, or (iii) the Fixed Rate.

3.2      PRIME COMMERCIAL RATE.

         (a) PRIME COMMERCIAL RATE. "Prime Commercial Rate" as used herein shall mean the rate established by Huntington from time to time based on its consideration of economic, money market, business and competitive factors, and it is not necessarily Huntington's most favored rate.

         "Prime Rate Advance" shall mean any amount borrowed as part of the Revolving Loans that bears interest at a rate calculated with reference to the Prime Commercial Rate.

         "Applicable Prime Rate Margin" means the applicable rate per annum set forth below based on the Leverage Ratio as of the end of the Company's most recently ended fiscal quarter:

         LEVERAGE RATIO                            APPLICABLE PRIME RATE MARGIN
         --------------                            ----------------------------
         greater than 2.75 to 1.00                               0.25%
         greater than or equal to 2.00 to 1.00,
         but less than or equal to 2.75 to 1.00                  0%
         less than 2.00 to 1.00                                  0%

         (b) CHANGE IN MARGIN. The Leverage Ratio used to compute the Applicable Prime Rate Margin initially shall be the Leverage Ratio set forth in the compliance certificate most recently delivered by the Company to the Administrative Agent prior to the date hereof, and changes in the Applicable Prime Rate Margin resulting from a change in the Leverage Ratio shall become effective as to all Prime Rate Advances upon the first day of the fiscal quarter following delivery by the Company to the Administrative Agent of a new compliance certificate pursuant to Section 9(a) and notice by the Company to the Administrative Agent that a rate change is required. If the Company shall fail to deliver a compliance certificate that is required pursuant to Section 9(a) within forty-five (45) days after the end of any fiscal quarter, the Applicable Prime Rate Margin from and including the first day of the following fiscal quarter to the date the Company delivers to the Administrative Agent a compliance certificate shall conclusively equal the highest Applicable Prime Rate Margin set forth above.

         (c) PREPAYMENT. The Company shall have the right to prepay without penalty at any time and from time to time before the Maturity Date any and all Prime Rate Advances.

3.3      EURODOLLAR RATE.

         (a) EURODOLLAR RATE. Each Eurodollar Advance shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof, and no more than seven (7) Eurodollar Advances shall be outstanding at any time under the Revolving Loans.

         "Eurodollar Rate" shall mean, with respect to any Eurodollar Advance and the related Interest Period, the per annum rate that is obtained by
DIVIDING: (a) the actual or estimated arithmetic mean of the per annum rates of interest at which deposits in U.S. dollars for the related Interest Period and in an aggregate amount comparable to the amount of such Eurodollar Advance are being offered to U.S. banks by one or more prime banks in the London interbank market, as determined by the Administrative Agent in its sole discretion based upon reference to information appearing in Telerate, a service of Telerate Systems Incorporated, in the section captioned "British Bankers Assoc. Interest Settlement Rates," or any comparable index selected by the Administrative Agent, the obtaining of rate quotations, or any other reasonable procedure, at approximately 11:00 a.m. London, England time, on the second Eurodollar Business Day prior to the first day of the related Interest Period, all as determined by the Administrative Agent, such interest rate to be rounded up to the nearest whole multiple of 1/16 of 1% per annum, BY (b) a percentage equal to 100%, minus the Eurodollar Reserve Percentage. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Eurodollar Reserve Percentage" means, for any day, that percentage which is in effect on such day, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental, or other marginal reserve requirement) for a member bank of the Federal Reserve System in respect of "Certificate of Deposit Liabilities" or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes Loans by a non-United States office of any bank to the United States residents), or with respect to any "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System, or any other regulations of any governmental authority having jurisdiction with respect thereto.

         "Eurodollar Advance" shall mean any amount borrowed as part of the Revolving Loans that bears interest at a rate calculated with a reference to the Eurodollar Rate. Each Eurodollar Advance shall be reserved adjusted, including all types of reserve insurance and brokerage costs.

         "Applicable Eurodollar Margin" means the applicable rate per annum set forth below based on the Leverage Ratio as of the end of the Company's most recently ended fiscal quarter:

         LEVERAGE RATIO                            APPLICABLE EURODOLLAR MARGIN
         ----------------------------------------------------------------------
         greater than 2.75 to 1.00                              3.25%
         greater than or equal to 2.00 to 1.00,
         but less than or equal to 2.75 to 1.00                 2.75%
         less than 2.00 to 1.00                                 2.25%

         (b) CHANGE IN MARGIN. The Leverage Ratio used to compute the Applicable Eurodollar Margin initially shall be the Leverage Ratio set forth in the compliance certificate most recently delivered by the Company to the Administrative Agent prior to the date hereof, and changes in the Applicable Eurodollar Margin resulting from a change in the Leverage Ratio shall become effective as to all Eurodollar Advances upon the first day of the month following delivery by the Company to the Administrative Agent of a new compliance certificate pursuant to Section 9(a) and notice by the Company to the Administrative Agent that a rate change is required. If the Company shall fail to deliver a compliance certificate that is required pursuant to Section 9(a) within forty-five (45) days after the end of any fiscal quarter, the Applicable Eurodollar Margin from and including the first day of the following quarter to the date the Company delivers to the Administrative Agent a compliance certificate shall conclusively equal the highest Applicable Eurodollar Margin set forth above.

3.4      FIXED RATE.

         (a) FIXED RATE. "Fixed Rate" means a per annum interest rate offered to the Company upon the request of the Company by the Administrative Agent, as determined by the Administrative Agent from time to time, in its sole discretion with the approval of all of the Banks. Without limitation, such per annum rate may be based upon the cost of funds to the Banks, plus an appropriate applicable margin determined by the Administrative Agent in its sole discretion, in part, with reference to the Company's Leverage Ratio.

         "Fixed Rate Advance" shall mean any amount borrowed as part of the Loans that bears interest at a rate calculated with reference to the Fixed Rate.

         (b) PREPAYMENT. The Company may, on any Business Day, upon payment of all accrued interest, fees and other amounts then due and payable to the Banks in respect of a Fixed Rate Advance, and upon at least five (5) Business Days prior written notice to the Administrative Agent, elect to prepay all or any part of such Fixed Rate Advance or convert the Fixed Rate Advance to a Prime Rate Advance; provided, however, that upon such prepayment or conversion, the Company shall pay to the Administrative Agent for the benefit of the Banks on the date of such prepayment or conversion, a prepayment premium which shall be agreed upon between the Administrative Agent and the Company prior to the Company's election of a Fixed Rate Advance.

3.5      CONVERSIONS OF ADVANCES.

         An outstanding advance may only be converted on the last day of the then current Interest Period (if applicable) with respect to such advance, and PROVIDED, FURTHER, that upon the continuation or conversion of an advance such notice shall also specify the Interest Period (if applicable) to be applicable thereto upon such continuation or conversion. If the Company shall fail to timely deliver such a notice with respect to any outstanding advance, the Company shall be deemed to have elected to convert such advance to a Prime Rate Advance on the last day of the then current Interest Period with respect to such advance.

3.6      INTEREST PERIOD, CALCULATION OF INTEREST, AND INTEREST PAYMENT DATE.

         "Interest Period" shall mean:

         (a) With respect to any Prime Rate Advance or Fixed Rate Advance, an initial period commencing, as the case may be, on the day such an advance shall be made by the Administrative Agent, or on the day of conversion of any then outstanding advance to an advance of such type, and ending the last day of each month and on the day of conversion to an advance of a difference type.

         (b) With respect to any Eurodollar Advance, an initial period commencing, as the case may be, on the day such an advance shall be made by the Administrative Agent, or on the day of conversion of any then outstanding advance to an advance of such type, and ending on the date one (1), two (2), three (3) or six (6) months thereafter, all as the Company may elect pursuant to this Agreement; provided, that (i) any Interest Period with respect to a Eurodollar Advance that shall commence on the last Business Day of the calendar month (or any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the respective subsequent calendar month; and (ii) each Interest Period with respect to a Eurodollar Advance that would otherwise end on a day which is not a Business Day or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day. Notwithstanding the provisions of paragraphs (a) and (b) above, no Interest Period shall be permitted which would end after the Maturity Date.

         (c) Interest with respect to all advances under the Loans shall be calculated on a 360 day year basis and shall be based on the actual number of days which elapse during the interest calculation period.

         "Interest Payment Date" shall mean in respect of the Revolving Loans, the last day of each Interest Period.

3.7      ADDITIONAL COSTS.

         In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Administrative Agent or any of the Banks with any request or directive of any such authority (whether or not having the force of law), shall (a) affect the basis of taxation of payments to the Administrative Agent or any of the Banks of any amounts payable by the Company for advances under this Agreement (other than taxes imposed on the overall net income of the Administrative Agent or any of the Banks by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which the Administrative Agent or any of the Banks has its principal office), or (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Administrative Agent or any of the Banks, or (c) shall impose any other condition, requirement or charge with respect to this Agreement or the Loans (including, without limitation, any capital adequacy requirement, any requirement which affects the manner in which the Administrative Agent or any of the Banks allocates capital resources to its commitments or any similar requirement), and the result of any of the foregoing is to increase the cost to the Administrative Agent or any of the Banks of making or maintaining the Loans or any advance thereunder, to reduce the amount of any sum receivable by the Administrative Agent or any of the Banks thereon, or to reduce the rate of return on the Administrative Agent's or any of the Banks' capital, then the Company shall pay to the Administrative Agent or any of the Banks, as the case may be, from time to time, upon request of the Administrative Agent, additional amounts sufficient to compensate the Administrative Agent or any of the Banks, as the case may be, for such increased cost, reduced sum receivable or reduced rate of return to the extent the Administrative Agent or any of the Banks, as the case may be, is not compensated therefor in the computation of the interest rates applicable to the Loans. A detailed statement as to the amount of such increased cost, reduced sum receivable or reduced rate of return, prepared in good faith and submitted by the Administrative Agent or any of the Banks, as the case may be, to the Company, shall be conclusive and binding for all purposes relative hereto, absent manifest error in computation.

3.8      LIMITATION ON REQUESTS AND ELECTIONS.

         Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for an advance or a request for a continuation of an advance as an advance of the then existing type or conversion of an advance to an advance of another type (a) in the case of any Eurodollar Advance, deposits in dollars for periods comparable to the Interest Period elected are not available to the Administrative Agent in the London interbank or secondary market, or (b) the Eurodollar Rate will not accurately cover the cost to the Administrative Agent of making or maintaining the related Eurodollar Advance or
(c) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Administrative Agent with any request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for the Administrative Agent (i) to make the relevant Eurodollar Advance or (ii) to continue such advance as a Eurodollar Advance or (iii) to convert an advance to a Eurodollar Advance, then the Company shall not be entitled, so long as such circumstances continue, to request a Eurodollar Advance or a continuation of or conversion to such advance from the Administrative Agent. In the event that such circumstances no longer exist, the Administrative Agent shall again consider requests for Eurodollar Advances of the affected type and requests for continuations of and conversions to such advances of the affected type.

3.9      ILLEGALITY AND IMPOSSIBILITY.

         In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Administrative Agent or any of the Banks with any request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for the Administrative Agent or any of the Banks to maintain any advance under this Agreement, the Company shall upon receipt of notice thereof from the Administrative Agent, repay in full the then outstanding principal amount of all such advances made by the Administrative Agent together with all accrued interest thereon to the date of payment and all amounts due to the Administrative Agent under Section 3.1 (a) on the last day of the then current Interest Period, if any, applicable to such advance, if the Administrative Agent or any of the Banks may lawfully continue to maintain such advance to such day, or (b) immediately if the Administrative Agent or any of the Banks may not continue to maintain such advance to such day, in which case, the Administrative Agent will permit such prepayment without payment of any additional compensation or breakage costs. This Section 3.9 shall apply only as long as such illegality exists. As an alternative to the repayment obligation provided in this Section 3.9, the Company may, at its option, and at the time provided in this Section 3.9, convert any affected advance to a Prime Rate Advance.

3.10     COMPENSATION.

         Subject to Section 3.9 above, in addition to all amounts required to be paid by the Company pursuant to this Section 3, the Company shall compensate the Administrative Agent and the Banks, and each of them, upon demand, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Administrative Agent or any of the Banks to fund or maintain the Eurodollar Advances) which the Administrative Agent or any of the Banks may sustain (a) if for any reason an advance, conversion into or continuation of such an advance does not occur on the date specified therefor given by the Company or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefore is given to the Administrative Agent, (b) if for any reason any Eurodollar Advance is prepaid on a date which is not the last day of the applicable Interest Period, (c) as a consequence of a required conversion of a Eurodollar Advance to a Prime Rate Advance as a result of any of the events indicated in Section 3.7, 3.8, or 3.9, or (d) as a consequence of any failure by the Company to repay a Eurodollar Advance when required by the terms hereof. The Company shall reimburse the Administrative Agent and the Banks, or any of them, as the case may be, on demand for any resulting loss or expense incurred by such entity, determined in such entity's reasonable opinion, including without limitation any loss incurred in obtaining, liquidating or employing deposits or other sources of funding from third parties or funding sources. A detailed statement as to the amount of such loss or expense, prepared in good faith and submitted by such entity to the Company shall be conclusive and binding for all purposes absent manifest error in computation.

3.11     SURVIVAL OF OBLIGATIONS.

         The provisions of Sections 3.7 and 3.10 shall survive the termination of this Agreement and the payment in full of all promissory notes outstanding pursuant hereto.

3.12     INTEREST RATE PROTECTION.

         Company shall have (a) entered into interest rate contracts with one or more financial institutions with an (i) aggregate notional amount equal to at least $10,000,000.00 not later than June 30, 1998, and (ii) aggregate notional amount equal to at least $25,000,000.00 not later than June 30, 1999, or (b) elected the Fixed Rate in a principal amount of not less than such aggregate amounts by such dates, each of which shall be for a term extending through June 30, 2000, or (c) any combination of interest rate contracts or Fixed Rate Advances in such aggregate amount for such periods.

3.13     DEFAULT INTEREST RATE.

         Upon the occurrence of any Event of Default, interest shall thereafter accrue on the outstanding balance of the Revolving Loans and on the unpaid balance of any drawings under the Letters of Credit at a rate equal to two percentage points in excess of the Prime Commercial Rate.

3.14     FEES.

         Until and unless the Company pays the Revolving Loans in full, obtains return or cancellation of all outstanding Letters of Credit, and has no right to seek further extensions of credit pursuant thereto, the Company agrees to pay to the Administrative Agent the fees set forth in this Section 3.14.

         (a) On or prior to the date of this Agreement, the Company agrees to pay to the Administrative Agent for the benefit of the Banks who were Banks under the Amended and Restated Loan Agreement executed as of August 3, 1995 (the "Prior Loan Agreement"), all fees which have accrued under the Prior Loan Agreement but which are not yet due and payable under the terms thereof, payable on or before execution of this Agreement, which fees shall be shared by the Banks pursuant to the Prior Loan Agreement.

         (b) On the date of the initial advance hereunder, the Company agrees to pay the Administrative Agent an origination fee of $112,500.00, which fee shall be shared by the Banks pursuant to each Bank's Pro Rata Share.

         (c) The Company agrees to pay to the Administrative Agent fees in respect of the Letters of Credit equal to one and one-quarter percent per annum of the stated amount of each Letter of Credit. Huntington, as issuing bank shall retain a fee equal to one-eighth percent of one percent per annum, and the remainder of such fees shall be shared by the Banks pursuant to each Bank's Pro Rata Share. Such fees shall be payable as follows: (i) one-fourth of such fees shall be payable upon the issuance of any Letter of Credit, and (ii) the remaining portion of such fees shall be payable quarterly in arrears. In addition, the Company agrees to pay to Huntington, as issuing bank, its normal and customary issuing, servicing and amendment fees for each Letter of Credit.

         (d) The Company agrees to pay the Administrative Agent unused commitment fees equal to one-quarter of one percent per annum of the difference between (i) $90,000,000.00 and (ii) the sum of (a) the daily principal balance of the Revolving Loans during any full or partial calendar quarter, plus (b) the daily aggregate stated value of issued and outstanding Letters of Credit during such period. Such fees shall be payable quarterly in arrears, beginning on the last day of September, 1997, and continuing on the last day of each December, March, June and September thereafter. Such unused commitment fees shall be shared by the Banks pursuant to each Bank's Pro Rata Share.

         (e) The Company shall pay to the Administrative Agent such other fees as the Company is obligated to pay pursuant to the Letter Agreement. "Letter Agreement" means the fee letter dated August 27, 1997 from the Administrative Agent and accepted and agreed to by the Company.

3.15     CAPITAL ADEQUACY AND REMOVAL OF AFFECTED LENDER.

         In the event that any Bank shall have determined that the adoption of any articles of incorporation, bylaws, code of regulations or any other organizational or governing document, or any law, treaty, rule or regulation, or determination of an arbitrator or court, government, state, or political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (a "Governmental Authority"), regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by any Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to such capital adequacy) by an amount deemed by such Bank to be material, then from time to time, upon submission by such Bank to the Company (with a copy to the Administrative Agent), of a written request therefore setting forth in reasonable detail the assumptions used by such Bank in determining such amount and the manner in which such amount was calculated, the Company shall pay to such Bank such additional amount or amounts that will compensate such Bank for such reduction in rate of return; provided, however, that if such event or condition with respect to capital adequacy applies only to one Bank and/or the Company receives notice only from one Bank, then the Company shall not be required to pay any such additional amount that accrues during the initial 120 day period after notice to the Company of the occurrence of such event or condition with respect to capital adequacy. If any Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Company, through the Administrative Agent, of the entitling event. A certificate as to any additional amounts payable pursuant to this subsection submitted by any Bank to the Company, through the Administrative Agent, shall be presumed correct with respect to the Company, absent manifest error.

         In the event that (i) the Company receives certification of the type described in the immediately preceding paragraph from any Bank and (ii) such increase in capital requirements is not generally applicable to the Banks, the Company, at its option and in its discretion, shall have the right to designate an assignee which is not affiliated with the Company and which is acceptable to the Administrative Agent and the Required Banks, to purchase for cash, pursuant to an Assignment and Acceptance in form satisfactory to the Administrative Agent and the Company, the outstanding Loans of such Bank and to assume all of such Bank's other rights and obligations (including, without limitation, such Bank's obligation to participate in all outstanding Letters of Credit) hereunder without recourse to or warranty by, or expense to, such Bank, for a purchase price equal to the principal amount of all of such Bank's outstanding Revolving Commitment plus any accrued but unpaid interest thereon and the accrued but unpaid fees in respect of such Bank's Revolving Commitment hereunder and any other amounts that may be owing to such Bank hereunder.

           3.16 MANDATORY REDUCTION. The Company shall make a mandatory reduction or repayment of the Revolving Loans immediately if at any time (a) the sum of the principal amount of the Revolving Loans plus the aggregate stated amounts of issued and outstanding Letters of Credit exceeds the aggregate Revolving Commitments or (b) the sum of (i) the aggregate outstanding principal balances of the Revolving Loans, PLUS (ii) the aggregate total stated value of each issued and outstanding Letter of Credit, if solely for the account of the Company, multiplied by 100%, or if requested for the account of an Approved Joint Venture, multiplied by the Company's ownership percentage in the Approved Joint Venture for which such Letter of Credit was issued, PLUS (iii) the aggregate stated amount of the Company's contingent liabilities in connection with Non-Facility Contingent Obligations exceeds the Borrowing Base, in an amount equal to such difference.


SECTION 4. EVIDENCE OF THE LOANS AND TERMS OF PAYMENT.
           ------------------------------------------

         The Loans shall be evidenced by four or more promissory notes in the form of EXHIBITS A-1, A-2, A-3 AND A-4, and by one or more reimbursement agreements in the form of EXHIBIT A- 5 to this Agreement, or by one or more instruments or agreements subsequently executed in substitution therefor. Repayment of the Loans shall be made in accordance with the terms of this Agreement and such promissory notes or reimbursement agreements then outstanding pursuant to this Agreement.


SECTION 5. COSTS AND EXPENSES.
           ------------------

         The Company shall pay all reasonable costs and expenses incidental to the Loans, the enforcement of the Administrative Agent's or any Bank's rights in connection therewith, any amendment or modification of this Agreement or any other Loan Documents, any litigation, contest, dispute, proceeding or action in any way relating to this Agreement or to any instrument, promissory note, agreement, or other document executed in connection with this Agreement, whether any of the foregoing be incurred prior to or after maturity, the occurrence of an Event of Default, or the rendering of a judgment. Such costs shall include, but not be limited to, reasonable fees and out-of-pocket expenses of the Administrative Agent, recording fees, revenue stamps and note and mortgage taxes.

SECTION 6 CONDITIONS PRECEDENT.
          --------------------

6.1      EFFECTIVENESS AND INITIAL ADVANCE.

         This Agreement shall become effective, the Banks shall be obligated to make the initial advance hereunder, and Huntington shall be required to issue Letters of Credit only after the Administrative Agent shall have received from the Company each of the following items in form and substance satisfactory to the Administrative Agent:

         (a) The Administrative Agent shall have received this Agreement, the promissory notes and reimbursement agreement referenced above and all other agreements, documents and instruments described in SCHEDULE 6.1(A) attached hereto and made a part hereof, each duly executed where appropriate in form and substance satisfactory to the Administrative Agent, and without limiting the foregoing, the Company hereby directs its counsel Robert A. Meyer, Jr., Esq. to prepare and deliver to the Administrative Agent and the Banks the opinion referred to in such Schedule.

         (b) The Administrative Agent shall have received a certificate signed by the chief operating officer and chief financial officer of the Company, stating to the best of his knowledge after due inquiry, on such effective date no Event of Default has occurred and is continuing.

6.2      CONDITIONS PRECEDENT TO SUBSEQUENT ADVANCES.

         The obligation of the Administrative Agent or the Banks to make any disbursement or advance subsequent to the initial disbursement or initial advance under the Revolving Loans, or of Huntington as issuing bank to issue any Letters of Credit is subject to all the conditions and requirements of this Agreement and delivery of the following required documents, or other action, all of which are conditions precedent:

         (a) WARRANTIES AND REPRESENTATIONS. On the date of each advance pursuant to the Revolving Loans, the warranties and representations set forth in
Section 7 hereof and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time pursuant to this Agreement or any related document shall be true and correct on and as of such date with the same effect as though such warranties and representations had been made on and as of such date, except to the extent that such warranties and representations expressly relate to an earlier date.

         (b) COMPLIANCE. The Company and any Subsidiary shall have complied and shall then be in compliance with all the terms, covenants and conditions of this Agreement which are binding upon it, and no Event of Default or Potential Default shall have occurred and be continuing on such date or after giving effect to the advances requested to be made.

         (c) CONTINUATION OF REPRESENTATIONS AND WARRANTIES. The representations and warranties herein contained shall be true, with the same effect as though such representations and warranties had been made at the time of the making of such advance, and any request for an advance hereunder shall be deemed a representation and warranty of same. Each request for an advance hereunder shall constitute a warranty and representation as of the date of such advance that the conditions of this subsection shall have been satisfied.

         (d) CONFIRMATION OF CONDITIONS PRECEDENT. The Company and any Subsidiary shall then be in compliance with and able to confirm all the foregoing conditions precedent with the same effect as though such conditions precedent were requirements to the making of any advance contemplated herein.


SECTION 7. WARRANTIES AND REPRESENTATIONS.
           ------------------------------

          In order to induce the Administrative Agent and each of the Banks to enter into this Agreement and to make the Revolving Loans, the Letters of Credit and the other financial accommodations to the Company, the Company represents and warrants to the Administrative Agent and each of the Banks that each of the following statements is true and correct:

7.1 CORPORATE ORGANIZATION AND AUTHORITY.

         The Company and each of the Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; (b) has all requisite corporate power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and (c) is not doing business or conducting any activity in any jurisdiction in which it has not duly qualified and become authorized to do business.

7.2 BORROWING IS LEGAL AND AUTHORIZED.

         (a) The Board of Directors of the Company has duly authorized the execution and delivery of this Agreement and of the notes and documents contemplated herein; this Agreement, the notes and other documents executed in connection with this Agreement will constitute valid and binding obligations enforceable in accordance with their respective terms; (b) the execution of this Agreement and related notes and documents and the compliance with all the provisions of this Agreement (i) are within the corporate powers of the Company; and (ii) are legal and will not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any lien or encumbrance upon any property of the Company under the provisions of, any agreement, charter instrument, bylaw, or other instrument to which the Company is a party or by which it may be bound; (c) there are no limitations in any indenture, contract, agreement, mortgage, deed of trust or other agreement or instrument to which the Company is now a party or by which the Company may be bound with respect to the payment of principal or interest on any indebtedness, or the Company's ability to incur indebtedness including the notes to be executed in connection with this Agreement.

7.3 TAXES.

         All tax returns required to be filed by the Company and each Subsidiary in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges which are required to be paid pursuant to Section
8.1 or other provisions of this Agreement in respect of the Company, and each Subsidiary, or upon any of properties of the same, which are due and payable have been paid. The Company does not know of any proposed additional tax assessment against it. The accruals for taxes on the books of the Company and each Subsidiary for its current fiscal period are adequate.

7.4 CORPORATE INFORMATION.

         SCHEDULE 7.4 attached hereto accurately represents as of the date hereof the following: (a) the classes of capital stock of the Company and each Subsidiary and par value of each such class, all as authorized by the Company's Articles of Incorporation , (b) the number of shares of each such class of stock issued and outstanding, and (c) the Company's and each Subsidiary's employer tax identification number. All shares of all classes of capital stock issued are fully paid and nonassessable. The Company does not have outstanding any other stock or other equity security, or any other instrument convertible to an equity security of the Company, or any commitment, understanding, agreement or arrangement to issue, sell or have outstanding any of the foregoing.

7.5 COMPLIANCE WITH LAW.

         Neither the Company nor any Subsidiary (a) is in violation of any laws, ordinances, governmental rules or regulations to which it is subject, including without limitation any laws, rulings or regulations relating to the Employee Retirement Income Security Act of 1974 or Section 4975 of the Internal Revenue Code or (b) has failed to obtain any licenses, permits, franchises or other governmental or environmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure under clause (a) or clause (b) above might have a Material Adverse Effect.

7.6 FINANCIAL STATEMENTS; FULL DISCLOSURE.

         The financial statements for the fiscal year ending December 31, 1996, which have been supplied to the Banks, have been prepared in accordance with GAAP and fairly represent the Company's consolidated financial condition as of such date, and the financial statements for the interim period ending June 30, 1997, which have been supplied to the Banks, fairly represent the Company's consolidated financial condition as of such date. No material adverse change in the Company's consolidated financial condition has occurred since such dates. The financial statements referred to in this paragraph do not, nor does this Agreement or any written statement furnished by the Company to the Banks in connection with obtaining the Loans, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. The Company has disclosed to the Banks in writing all facts, including, without limitation, all pending litigation, administrative proceedings, and arbitration proceedings, which may or is likely to have a Material Adverse Effect.

7.7      LITIGATION: ADVERSE EFFECTS.

         There is no action, suit, audit, proceeding, investigation or arbitration (or series of related actions, suits, proceedings, investigations or arbitrations) before or by any governmental authority or private arbitrator pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any property of the Company or any Subsidiary (i) challenging the validity or the enforceability of any of this Agreement, or any Loan Document, agreement, or instrument executed in connection herewith, or (ii) which has had, shall have or is reasonably likely to have a Material Adverse Effect. Neither the Company nor any Subsidiary is (A) in violation of any applicable requirements of law which violation shall have or is likely to result in a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or governmental authority, in each case which shall have or is likely to have a Material Adverse Effect. "Material Adverse Effect" means a material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or any Subsidiary to perform its obligations under this Agreement or any document, agreement, guaranty, or instrument executed in connection herewith, or
(c) the ability of the Banks to enforce the terms of this Agreement, or any document, agreement, guaranty, or instrument executed in connection herewith.

7.8      NO INSOLVENCY.

         On the date of this Agreement and after giving effect to all indebtedness of the Company (including the Loans) and on the date of each advance under the Revolving Loans hereunder, each of the Company and each Subsidiary (a) will be able to pay its obligations as they become due and payable; (b) has assets, the present fair saleable value of which exceeds the amount that will be required to pay its probable liability on its obligations as the same become absolute and matured; (c) has sufficient property, the sum of which at a fair valuation exceeds all of its indebtedness; and (d) will have sufficient capital to engage in its business.

7.9      GOVERNMENT CONSENT.

         Neither the nature of the Company or any Subsidiary or of any of their businesses or properties, nor any relationship between the Company or any Subsidiary and any other entity or person, nor any circumstance in connection with the execution of this Agreement, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Company or any Subsidiary as a condition to the execution and delivery of this Agreement and the notes and documents contemplated herein.

7.10     TITLE TO PROPERTIES.

         The Company and each of its Subsidiaries (a) has good title to all the property in which it has a property interest, free from any liens and encumbrances, except as set forth on SCHEDULE 7.10 attached hereto or as permitted by Section 8.4 of this Agreement, and (b) has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property whether now owned or hereafter acquired to be subject to a lien or encumbrance except as provided in this paragraph.

7.11     NO DEFAULTS.

         No event has occurred and no condition exists which would constitute a Potential Default or an Event of Default pursuant to this Agreement. Neither the Company nor any Subsidiary is in violation in any material respect of any term of any agreement, charter instrument, bylaw or other instrument to which it is a party or by which it may be bound.

7.12     ENVIRONMENTAL PROTECTION.

         Except as set forth in that certain letter from Robert A. Meyer, Esq., General Counsel of the Company dated September 18, 1997, neither the Company nor any Subsidiary has actual knowledge of (a) the permanent placement, burial or disposal of any Hazardous Substances (as hereinafter defined) on any real property owned, leased, or used by the Company or any Subsidiary (the "Premises"), of any spills, releases, discharges, leaks, or disposal of Hazardous Substances that have occurred or are presently occurring on, under, or onto the Premises, or of any spills, releases, discharges, leaks or disposal of Hazardous Substances that have occurred or are occurring off the Premises as a result of the improvement, operation, or use of the Premises which would result in non-compliance with any of the Environmental Laws (as hereinafter defined);
(b) a violation of any applicable Environmental Laws; (c) any pending or threatened environmental civil, criminal or administrative proceedings against the Company or any Subsidiary relating to Hazardous Substances; (d) any facts or circumstances that would give rise to any future civil, criminal or administrative proceeding against the Company or any Subsidiary relating to Hazardous Substances; or (e) any of its employees, agents, contractors, subcontractors, or any other person occupying or present on the Premises generating, manufacturing, storing, disposing or releasing on, about or under the Premises any Hazardous Substances which would result in the Premises not complying with the Environmental Laws.

         As used herein, "Hazardous Substances" shall mean and include all hazardous and toxic substances, wastes, materials, compounds, pollutants and contaminants (including, without limitation, asbestos, polychlorinated biphenyls, and petroleum products) which are included under or regulated by the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. Section 9601, ET SEQ.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, ET SEQ.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, ET SEQ.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, ET SEQ.), the Water Quality Act of 1987, as amended (33 U.S.C. Section 1251, ET SEQ.), the Clean Water Act, as amended (33 U.S.C. Section 1321 ET SEQ.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Sec. 136, ET SEQ.), the National Environmental Policy Act of 1969, as amended (42 U.S.C. Sec. 4321, ET SEQ.), and the Clean Air Act, as amended (42 U.S.C.
Section 7401, ET SEQ.), and any other federal, state or local statute, ordinance, law, code, rule, regulation or order regulating or imposing liability (including strict liability) or standards of conduct regarding Hazardous Substances (hereinafter the "Environmental Laws"), but does not include such substances as are permanently incorporated into a structure or any part thereof in such a way as to preclude their subsequent release into the environment, or the permanent or temporary storage or disposal of household hazardous substances by tenants, and which are thereby exempt from or do not give rise to any violation of any Environmental Laws.

7.13      MARGIN LOANS.

         None of the transactions contemplated in the Agreement will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Neither the Company nor any Subsidiary owns or intends to carry or purchase any "margin security" within the meaning of said Regulation U. None of the proceeds of the Loans have been or will be used to purchase or refinance any borrowing, the proceeds of which were used to purchase any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

7.14     REAL ESTATE OWNERSHIP.

         With respect to each tract of unimproved or improved real property which the Company or any Subsidiary now owns or acquires after the date hereof (hereinafter a "Real Property"), except where a failure, violation, condition, requirement or noncompliance with any of the items specified below does not or will not have a Material Adverse
Effect:

         (a) Neither the Company nor any Subsidiary has received notice of any pending or threatened condemnation proceeding or notice of any special assessment for improvements to and/or for the benefit of any Real Property;

         (b) Neither the Company nor any Subsidiary has knowledge of any boundary line dispute, encroachment, access limitation or other survey defect affecting any Real Property. Each Real Property has legal access to a public street by approved curb cut or over a title-insured easement and complies with applicable subdivision regulations, except for minor survey defects which do not materially interfere with the Company's or any Subsidiary's intended use and except for subdivision of acreage into residential lots after acquisition in the ordinary course of the Company's or any Subsidiary's business. The Company has a survey of each Real Property obtained prior to the acquisition thereof;

         (c) The surveys obtained for each Real Property certify those portions, if any, of the Real Property which are located within a flood hazard area;

         (d) The Company or such Subsidiary has a "Phase One" environmental study prepared by an environmental engineering company obtained prior to acquisition of each Real Property;

         (e) Neither the Company nor any Subsidiary has filled any Real Property which contains "wetlands," or did contain "wetlands," unless such fill was approved by state and federal authorities having jurisdiction, as "wetlands" are defined or described in applicable state and federal laws and regulations. Neither the Company nor any Subsidiary has acquired any Real Property without obtaining a wetlands determination study by a qualified expert;

         (f) Each Real Property is finally and unappealably zoned for the Company's or such Subsidiary's intended use prior to purchase, except for Real Properties which will be rezoned by the Company or such Subsidiary for development as residential lots in the ordinary course of its business in which case the Company or such Subsidiary will use its best efforts to obtain the appropriate rezoning as soon as practicable after acquisition except to the extent permitted by Section 8.17 below;

         (g) The Company and each of the Subsidiaries has obtained appropriate assurances of availability in adequate capacities of all necessary utilities, at a property line or by extension through publicly dedicated rights-of-way or recorded easements, prior to acquisition of such Real Property;

         (h) The Company or a Subsidiary has good and marketable fee simple title to each Real Property, free and clear of all liens and encumbrances except: (i) the lien of real estate taxes and assessments not yet due; (ii) easements, covenants, conditions and restrictions of record which do not materially interfere with present lawful use or the Company's or a Subsidiary's intended use; (iii) the effect of zoning and building laws; (iv) the effect of legal highways; and (v) liens or encumbrances disclosed as set forth on SCHEDULE
7.10 to this Agreement or permitted in connection with borrowings or lease obligations permitted pursuant to Sections 8.4 or 8.5 or 8.7 hereof. Neither the Company nor any Subsidiary has knowledge of any off-record or undisclosed legal or equitable interest claimed by any person in any Real Property or any pending or threatened litigation or administrative proceeding against or affecting any Real Property or any claim of right to file a mechanic's or materialman's lien against any Real Property. The Company or a Subsidiary has obtained owner's title insurance in the amount of the purchase price showing good and marketable fee simple title to each Real Property, free and clear of all liens and encumbrances except: (vi) the lien of real estate taxes and assessments not yet due; (vii) easements, covenants, conditions and restrictions of record which do not materially interfere with the Company's or a Subsidiary intended use; (viii) the effect of zoning and building laws; and (ix) the effect of legal highways; and

         (i) Upon receipt of written request by the Administrative Agent, (a) the Company will promptly furnish to the Administrative Agent copies of existing documentation or certificates in the Company's or a Subsidiary's possession affecting any Real Property, as the Administrative Agent may reasonably request.


SECTION 8.   COMPANY BUSINESS COVENANTS.
             --------------------------

         Effective on and after the date of this Agreement, so long as any of the indebtedness or credit provided for herein remains unpaid or outstanding, the Company covenants and agrees in favor of the Administrative Agent and each of the Banks as follows:

8.1      PAYMENT OF TAXES AND CLAIMS.

         The Company and each of the Subsidiaries will pay before they become delinquent (a) all taxes, assessments and governmental charges or levies imposed upon it or its property; and (b) all claims or demands of materialmen and mechanics in excess of $100,000.00 in the aggregate, carriers, warehousemen, landlords, bailees and other like persons which, if unpaid, might result in the creation of a lien or encumbrance upon its property, provided, however, that items of the foregoing description need not be paid (i) while being contested in good faith and by appropriate proceedings or (ii) if uncontested, such entity is able to obtain title insurance insuring against such items, and PROVIDED further that adequate book reserves have been established with respect thereto and PROVIDED further that the such entity's title to, and its right to use, its property is not materially adversely affected thereby. In the case of any item of the foregoing description involving in excess of the amount which the Company's independent public accountants shall fix as the threshold of materiality for purposes of their audit of the then current year, the appropriateness of the proceedings shall be supported by an opinion of the independent counsel responsible for such proceedings and the adequacy of such reserves shall be supported by the opinion of the independent accountants.

8.2      MAINTENANCE OF PROPERTIES AND CORPORATE EXISTENCE.

         The Company and the Subsidiaries shall each:

         (a) PROPERTY -- maintain its property in good condition and make all renewals, replacements, additions, betterments and improvements thereto which are deemed necessary by the Company or such Subsidiary;

         (b) INSURANCE -- maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies, of such types (including but not limited to fire and casualty, public liability, products liability, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts as is customary in the case of corporations of established reputations engaged in the same or a similar business and similarly situated;

         (c) FINANCIAL RECORDS -- keep true books of records and accounts in which full and correct entries will be made of all its business transactions, and reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP;

         (d) CORPORATE EXISTENCE AND RIGHTS -- do or cause to be done all things necessary (i) to preserve and keep in full force and effect its existence, rights and franchises, and (ii) to maintain its status as a corporation duly organized and existing and in good standing under the laws of the state of its incorporation; and

         (e) COMPLIANCE WITH LAW -- not be in violation of any laws, ordinances, or governmental rules and regulations to which it is subject and will not fail to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain might have a Material Adverse Effect.

8.3      SALE OF ASSETS.

         Neither the Company nor any Subsidiary shall sell, lease, transfer, assign or otherwise dispose of, any of its assets or property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except (a) sales, transfers or other distributions of real property in the ordinary course of business, including without limitation, the sale of Model Homes, Real Estate Held for Development, Developed Lots, and Lots under Development for consideration not less than fair market value (but in no event less than the amount advanced to the Company under the Borrowing Base); (b) the disposition of obsolete equipment in the ordinary course of business; and (c) the sale and leaseback of the Company's corporate headquarters for not less than fair market value.

8.4      LIENS AND ENCUMBRANCES (NEGATIVE PLEDGE).

         Neither the Company nor any of the Subsidiaries will cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any of its property, whether now owned or hereafter acquired, to be subject to a lien or encumbrance except for:

         (a) liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehouses, landlords and other like persons in connection with such items permitted by
Section 8.1 above;

         (b) liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, social security and other like laws;

         (c) attachment, judgment and other similar liens arising in connection with court proceedings in an aggregate amount less than $1,000,000.00;

         (d) attachment, judgment or other similar liens arising in connection with court proceedings for the payment of money aggregating in excess of $1,000,000.00, PROVIDED that (aa) fewer than 21 days have elapsed from the date of such judgment entry, or (bb) such lien or liens have been discharged in the full amount or the execution or other enforcement of such lien or liens are effectively stayed or bonded in full, and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

         (e) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property, PROVIDED they do not materially interfere with its use in the ordinary conduct of the Company's or its Subsidiary's business;

         (f) inchoate liens arising under ERISA to secure the contingent liability of the Company or any of the Subsidiaries; and

         (g) the liens and encumbrances disclosed on SCHEDULE 7.10 to this Agreement or made pursuant to the borrowings and operating lease rentals permitted by Sections 8.5(a) or (b) and 8.7 below.

         In addition, neither the Company nor any of the Subsidiaries will contractually agree with any other creditor to provide such creditor a negative pledge, or other covenant similar to this Section 8.4.

8.5      OTHER BORROWINGS.

         Neither the Company nor any of the Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than Contingent Obligations permitted by Section 8.6 below) except for (a) up to the aggregate outstanding sum of $7,500,000.00 in connection with the Company's business regarding purchase money indebtedness for the purchase of personal property or real property (on a recourse basis); (b) the Company's nonrecourse obligations to sellers of real estate not to exceed the purchase price of such real estate incurred in connection with the Company's purchase of such real estate; (c) indebtedness subordinated to the Loans, which shall be subordinated in a manner satisfactory to the Administrative Agent; and (d) indebtedness in respect of interest rate agreements in respect of interest rate, swap, collar, cap or similar agreements pursuant to which the Company hedges its actual interest rate exposure in the minimum notional amount of $25,000,000 of Indebtedness pursuant to the terms of this Agreement. "Indebtedness," as applied to the Company or any other entity shall mean, at any time, (i) all indebtedness, obligations or other liabilities (other than accounts payable arising in the ordinary course of the Company's business payable on terms customary in the trade) which in accordance with GAAP should be classified upon the Company's balance sheet as liabilities, including, without limitation (A) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (B) payable out of the proceeds or production of property owned by the Company, or in respect of obligations to redeem, repurchase or exchange any securities or to pay dividends in respect of any stock, (C) with respect to letters of credit issued, (D) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, or (E) in respect of capital leases; (ii) all indebtedness, obligations or other liabilities secured by a lien on any property, whether or not such indebtedness, obligations or liabilities are assumed by the owner of the same; and (iii) all indebtedness, obligations or other liabilities in respect of interest rate contracts and currency agreements, net of liabilities owed by the counterparties thereon.

8.6      CONTINGENT LIABILITIES.

         Neither the Company nor any of the Subsidiaries will guarantee, indorse or otherwise become surety for or upon the obligations or Indebtedness of others, except (a) by indorsement of negotiable instruments for deposit or collection in the ordinary course of business; (b) the guaranty of (i) the Letters of Credit issued in connection with Approved Joint Ventures or (ii) (A) letters or credit not issued in connection with this Agreement, and (B) Indebtedness in connection with seller financing for Approved Joint Ventures, up to the aggregate maximum amount of $10,000,000; (c) the Company's contingent liability as a partner or joint venture partner in connection with joint ventures or partnerships; or (d) the guaranty of any other Indebtedness not to exceed the sum of $100,000.00 in the aggregate outstanding at any time.

8.7      OPERATING LEASE RENTALS.

         Neither the Company nor any of the Subsidiaries will, without the prior written approval of the Administrative Agent, enter into: (a) operating leases (excluding model home rentals) providing in the aggregate for annual rentals which exceed $1,500,000.00, or (b) model home rentals providing in the aggregate for annual rentals which exceed $1,000,000.00.

8.8      ACQUISITION OF CAPITAL STOCK.

         Neither the Company nor any of the Subsidiaries shall redeem or acquire any of its own capital stock having an aggregate value in excess of $500,000.00 in any fiscal year, except through the use of the net proceeds from the simultaneous sale of an equivalent amount of its capital stock.

8.9      RESTRICTIONS ON DIVIDENDS.

         The Company shall not declare or pay any cash dividends for any fiscal year, which total in excess of 25% of the Company's consolidated net income after taxes for such fiscal year.

8.10     MANAGEMENT.

         The Company shall not replace or change the position of more than four members of its management team, consisting of the chief executive officer, the chief operating officer and chief financial officer, the executive vice presidents of Land and Dominion, and the treasurer during a 12 month period, unless such replacement or change will not or is not likely to have or cause a Material Adverse Effect.

8.11     INVESTMENTS, LOANS AND ADVANCES.

         Neither the Company nor any of its Subsidiaries shall directly or indirectly make or own any Investment except: (a) bonds or other obligations of the United States of America, certificates of deposit issued by commercial banks, and commercial paper rated at least A-1 or P-1 and having a maturity of not more than one year; (b) Investments in Joint Ventures; (c) Investments in Permitted Acquisitions not to exceed the lesser of (i) aggregate Purchase Price of $7,500,000.00 (the Purchase Price shall not exceed $5,000,000.00 in any one Acquisition) after the date hereof or (ii) the Maximum New Market Investment Amount; (c) Investments in Restricted Subsidiaries, provided, however, that such Investments, PLUS the aggregate Purchase Price of all Permitted Acquisitions, PLUS the purchase of the real and personal property described in Section 8.22(b) shall not exceed the Maximum New Market Investment Amount; (d) investments consisting of deposit accounts maintained or managed by the Company or its Subsidiaries; (e) loans or advances to employees of the Company, which loans and advances shall not in the aggregate exceed $200,000.00 outstanding at any time;
(f) a certain note receivable from Rockford Homes, Inc. in the original principal sum of $692,000; (g) loans and advances evidenced by promissory notes from the purchasers of any of the Company's Real Property after the date hereof in an amount not to exceed the aggregate sum of $2,000,000.00 outstanding at any time; and (h) any other Investment (including Alliance Title Agency, Ltd.) not to exceed the aggregate amount of $100,000 outstanding at any time. "Investment" means any loan, advance, extensions of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit accounts or contribution of capital in or to any other entity or any investment in, or purchase or other acquisition of, the stock, partnership interests, ownership interests in any limited liability company, notes debentures, or other securities of any other entity.

8.12     ERISA.

         The Company and each of the Subsidiaries shall with respect to any pension plan or profit-sharing plan in effect now or in the future:

         (a) at all times make prompt payment of contributions required to meet the minimum funding standards set forth in Section 302 through 305 of ERISA with respect to its plan,

         (b) promptly, after the filing thereof, upon the request of the Administrative Agent, furnish to the Administrative Agent copies of each annual report required to be filed pursuant to Section 103 of ERISA in connection with its plan for the plan year, including any certified financial statements or actuarial statements required pursuant to said Section 103,

         (c) notify the Administrative Agent immediately of any fact, including, but not limited to, any "Reportable Event," as that term is defined in
         Section 4043 of ERISA, arising in connection with the plan which might constitute grounds for termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a Trustee to administer the plan,

         (d) notify the Administrative Agent of any "Prohibited Transaction" as that term is defined in Section 406 of ERISA.

Neither the Company nor any of the Subsidiaries will:

         (e) engage in any "Prohibited Transaction," or

         (f) terminate any such plan in a manner which could result in the imposition of a lien on the property of the Company or any Subsidiary pursuant to Section 4068 of ERISA.

8.13     TANGIBLE NET WORTH.

         At all times, the Company shall maintain a Consolidated Tangible Net Worth of the following amounts for the following periods: (a) from closing through and including December 30, 1997, not less than $31,000,000; and (b) from and after December 31, 1997, the sum of (i) $31,000,000, plus (ii) 75% of the Company's consolidated net income after taxes in each fiscal year which the Company's consolidated net income after taxes is positive, beginning with the fiscal year ending December 31, 1997, and ending with the most recently ended fiscal year as of the date of calculation; provided, however, that during the period from December 31, 1997, through December 31, 1998, the Company's Consolidated Tangible Net Worth shall at no time be less than $32,000,000. "Consolidated Tangible Net Worth" shall mean the consolidated stockholders' equity of the Company and its consolidated Subsidiaries, minus the sum of all the following: (i) the excess of cost over the value of net assets of purchased businesses, rights, and other similar intangibles, (ii) organization expenses, (iii) intangible assets (to the extent not reflected in the foregoing), (iv) goodwill, (v) deferred charges or deferred financing costs,
(vi) loans or advances to and/or accounts receivable or notes receivable from affiliates (other than funds (A) due from affiliates in an amount not to exceed $50,000.00 outstanding at any time and (B) funds in escrow due from affiliates in connection with holdbacks or other amounts to ensure the completion of performance for the sale of residential dwellings), (vii) non-compete agreements, and (viii) to the extent included in stockholders' equity, minority interests in any Subsidiaries held by other persons or entities.

8.14     LEVERAGE RATIO.

         The Company shall maintain at all times a ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth (the "Leverage Ratio") of (a) not greater than 3.00 to 1.00, beginning with the date hereof and continuing through and including December 31, 1998, (b) not greater than 2.75 to 1.00 for the period beginning January 1, 1999 and continuing through December 31, 1999, and
(c) not greater than 2.50 to 1.00 for the period beginning January 1, 2000, and continuing at all times thereafter. "Consolidated Total Liabilities" shall mean with respect to the Company and its consolidated Subsidiaries (i) all indebtedness and obligations which, in accordance with GAAP, would be classified upon a balance sheet as liabilities (except capital stock and surplus earned), and further, including, without limitation, the amount of Noncancellable Land Commitments, and (ii) to the extent, if any, not included within a GAAP classification of liabilities, all liabilities secured by any lien or encumbrance on any property owned by the Company even though the Company has not assumed or otherwise become liable for the payment thereof.

8.15     NO LOSSES.

         Beginning with the quarter ending September 30, 1997, and continuing as of the end of each quarter thereafter, the Company and its consolidated Subsidiaries shall not incur an Adjusted Loss in any five consecutive fiscal quarters ending on the date of determination. "Adjusted Loss" shall mean with respect to any fiscal quarter, if the Company and its consolidated Subsidiaries'
(a) consolidated net income before taxes as determined in accordance with GAAP, MINUS (b) the sum of all extraordinary gains (and any unusual gains arising outside the ordinary course of business not included in extraordinary gains determined in accordance with GAAP), is less than $1.00.

8.16     RATIO OF UNCOMMITTED LAND HOLDINGS TO CONSOLIDATED TANGIBLE NET WORTH.

         The Company and its Subsidiaries shall maintain at all times a ratio of Uncommitted Land Holdings to Consolidated Tangible Net Worth of (a) not greater than 2.00 to 1.00 from the date of this Agreement through and including December 31, 1998, (b) not greater than 1.85 to 1.00 for the period beginning January 1, 1999, and continuing through and including December 31, 1999, and (c) not greater than 1.75 to 1.00 for the period beginning January 1, 2000, and continuing at all times thereafter. "Uncommitted Land Holdings" shall mean the sum of all of the following, valued at cost or market: (i) Real Estate Held for Development, (ii) Lots Under Development, (iii) Developed Lots, (iv) Land Deposits, (v) Noncancellable Land Commitments, and (vi) the Company's net equity investment in Investments in Joint Venture. "Land Deposits" shall mean the sum of down payments, deposits, or other funds paid pursuant to noncancellable, bona fide, arm's length contracts for the purchase of real property by the Company. "Noncancellable Land Commitments" shall mean the amount of the Company's obligations with respect to the unpaid purchase price of noncancellable contracts for the purchase of real property by the Company.

8.17     LAND HELD FOR DEVELOPMENT (UNZONED).

         Without the consent of the Administrative Agent and the Required Banks, the Company and its Subsidiaries shall not purchase or hold any Real Estate Held for Development, whether now owned or acquired hereafter which is not zoned for single-family residential use, or any series of purchases of adjacent, related or contiguous parcels of such property, or such property in the same geographical location, in excess of the aggregate sum of $1,000,000.00, valued at the lesser of cost or market outstanding at any time.

8.18     MAINTENANCE OF DEPOSITS.

         The Company and each of the Subsidiaries shall maintain its primary operating and deposit accounts at Huntington, except for those deposits managed by the Company, but not owned by the Company.

8.19     MODEL HOMES INVENTORY.

         The Company and its Subsidiaries shall not permit at any time Model Homes, whether now owned or hereafter acquired, to exceed the aggregate sum of $6,500,000.00, outstanding at any time, valued at the lesser of cost or market.

8.20     SPECULATIVE HOMES.

         The Company and its Subsidiaries, shall not permit at any time its inventory of Speculative Homes, Speculative Condominiums and other dwellings built for speculation, whether now owned or hereafter acquired, to exceed $12,500,000.00 in the aggregate outstanding at any time valued at the lesser of cost or market. In addition, the Company and its Subsidiaries shall not permit Speculative Condominiums, whether now owned or hereafter acquired, to exceed $3,000,000.00 outstanding at any time, valued at the lesser of cost or market.

8.21     COLLATERAL.

         Initially, the Loans shall be unsecured; provided, however, in the event that the Company's ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth as of the end of each fiscal quarter exceeds 2.75 to 1.00 beginning with the date hereof and continuing through and including December 31, 1999, or thereafter exceeds 2.50 to 1.00, as of the end of each fiscal quarter for two or more consecutive quarters, the Company and each of the Subsidiaries shall provide to the Administrative Agent as security for the Loans, a first lien (subject to any seller financing mortgages which are permitted by this Agreement) on all their real property consisting of (a) Real Estate Held for Development, and (b) Lots Under Development, and a first security interest in all its accounts, accounts receivable, contract rights, instruments, notes, notes receivable, general intangibles, interests in joint ventures or other entities and all other personal property, inventory, equipment, fixtures, deposit accounts and other personal property of every kind and description, whether their interest in said collateral as owner, co-owner, lessee, consignee, secured party or otherwise, be now owned or existing or hereafter arising or acquired, and wherever located, together with all substitutions, replacements, additions and accessions therefor or thereto, all documents, negotiable documents, documents of title, all products thereof and all cash and non-cash proceeds thereof (collectively all of above the "Collateral"). Notwithstanding the foregoing, the Collateral shall not include the Company's interests in joint ventures or other entities in which the Company is precluded from pledging said interests by the terms of its organizational documents. The Company agrees to execute and deliver to the Administrative Agent open-end mortgages, assignment of rents and security agreements, security agreements, uniform commercial code financing statements, assignments, pledges, and other loan documents or instruments in form prescribed by the Administrative Agent and acceptable to the Banks, and agrees further to perform, do, make, execute and deliver all such additional and further acts, certificates and assurances as the Administrative Agent may require to more completely vest in and assure to the Administrative Agent and the Banks their rights hereunder or in the Collateral. Any such mortgages shall contain a provision for release of the Real Property subject thereto (provided no Event of Default has occurred and is continuing) upon the satisfaction of all of the following conditions: (1) a closing has been scheduled, not more than thirty days after the date that the Company requests a release or partial release under this paragraph for the sale of a residential dwelling comprising part of the Company's Home Work-in-Process; (2) the Property to be released or partially released comprises no more than a section, phase of a platted section of a subdivision, or other area subject to condominium documents (the "Released Property") in which such dwelling scheduled for sale is located; (3) the Company requests the release of the Released Property, certifies that the conditions of this Section 8.21 have been satisfied and includes a completed Release of Part of Premises from Mortgage, in form acceptable to Administrative Agent, and (4) the Company submits to Administrative Agent a specific metes and bounds description of the property to be released, certified by the Company's engineer, a development drawing or other plat, indicating the property to be released, and such other information or documentation as Administrative Agent shall reasonably request. Notwithstanding anything to the contrary herein, the Administrative Agent shall have no obligation to release any portion of the Real Property from the lien of such mortgage so long as any Event of Default exists. The Administrative Agent, the Banks, and the Company each agrees that there exists no adequate remedy at law for the breach of this
Section 8.21 and that the same shall be specifically enforceable with respect to all parties to this Agreement.

8.22     FURTHER REAL ESTATE ACQUISITION LIMITATIONS.

         (a) The Company and its Subsidiaries shall not permit their Uncommitted Land Holdings in Central Ohio whether now owned or hereafter acquired to exceed the aggregate amount of $70,000,000.00, valued at the lesser of cost or market, as of the end of any fiscal year. "Central Ohio" means any area within a 60 mile radius from the Company's corporate headquarters, Franklin County, Ohio.

         (b) Other than in Central Ohio, the Company and its Subsidiaries shall not permit its cost for Acquisitions, Investments in Restricted Subsidiaries and for the purchase of all Uncommitted Land Holdings, Speculative Homes, Model Homes and all other real or personal property, to exceed (i) the aggregate amount of $7,500,000.00 or (ii) the aggregate amount of $5,000,000.00 in any one new location or market (the "Maximum New Market Investment Amount") without approval of all of the Banks. In addition, the Company shall not build homes or develop real estate in any locations or markets other than Ohio and any contiguous state.

8.23     CONDUCT OF BUSINESS, SUBSIDIARIES, ACQUISITIONS.

         Neither the Company nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by them on the date hereof and any business or activities which are substantially similar, related or incidental thereto. The Company shall not permit any of its Subsidiaries to create, capitalize or acquire any Subsidiary after the date hereof except in connection with a Permitted Acquisition.

8.24     PERMITTED ACQUISITIONS.

         Neither the Company nor any Subsidiary shall make any Acquisition without the prior written consent of the Administrative Agent and the Required Banks except in connection with a Permitted Acquisition, the Purchase Price of which, together with the aggregate Purchase Price of all other Permitted Acquisitions made after the date hereof does not exceed the sum of (i) $7,500,000.00, or (ii) $5,000,000.00 for any one Acquisition, provided, however such Acquisition, PLUS all Investments in Restricted Subsidiaries, PLUS purchases of the real and personal property described in Section 8.22(b) above shall not exceed the Maximum New Market Investment Amount. "Purchase Price" shall mean the sum of cash and cash equivalents paid, notes or other indebtedness given, liabilities assumed, or the fair market value of property transferred in connection with any Acquisition. A "Permitted Acquisition" shall mean an Acquisition by the Company or any Subsidiary, for which the Company or a Restricted Subsidiary satisfies each of the following conditions to the good faith satisfaction of the Administrative Agent and the Required Banks:

         (a) such Acquisition is made at a time when, after giving effect thereto and the related financing thereof, (i) no Event of Default exists or would occur based upon a pro forma prospective calculation for the next twelve
(12) month period of the financial covenants set forth in this Agreement performed in accordance with GAAP giving effect to any higher levels of Indebtedness associated with the acquired operations, together with interest thereon to be accrued for such twelve (12) month period, and (ii) after giving effect to such Acquisition, the Company and each Subsidiary would remain solvent pursuant to the warranties contained in this Agreement.

         (b) on the date of the closing of the Permitted Acquisition and after giving effect thereto and to any advances under the Revolving Loan made to finance such Permitted Acquisition, (i) no Event of Default shall have occurred and be continuing and (ii) all representations and warranties under this Agreement shall be true and correct as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date;

         (c) the acquired business entity, if the acquisition is of capital stock and such entity constitutes a Subsidiary, obligates itself on the Loans or this Agreement pursuant to a guaranty or supplement or other loan documents satisfactory to the Administrative Agent and otherwise complies with the requirements of this Agreement and (ii) executes and delivers such documentation as the Administrative Agent deems appropriate with respect to intercompany borrowings from the Company.

         (d) the acquired assets are free and clear of all liens or encumbrances except as permitted under this Agreement;

         (e) the Company delivers written notice to the Administrative Agent of its intention to make such Acquisition no less than 45 days prior to the proposed closing date for such acquisition that sets forth, among other things, information regarding liabilities and obligations with respect to the environmental matters, labor matters, or ERISA matters to be incurred by the Company (including, without limitation, the acquired business entity in the event of an acquisition of capital stock) as a result of such Acquisition, any indemnities afforded under the terms of such acquisition and the scope and results of any environmental review, labor review, or ERISA review undertaken by the Company in connection therewith and the results of any further due diligence required by the Administrative Agent;

         (f) the Company shall provide the Administrative Agent with copies of financial statements of the proposed acquired business entity;

         (g) the Company shall not engage in a Hostile Acquisition. "Hostile Acquisition" shall mean to acquire, or obtain the right to acquire, beneficial ownership of 5% of common stock or 5% of assets then outstanding of any other business entity pursuant to a tender offer, exchange offer, or other offer not expressly authorized in writing by the Board of Directors of such business entity; and

         (h) all assets and/or subsidiaries acquired shall be subject to the provisions of this Agreement.

"Acquisition" means any transaction, or any series of related transactions, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof which constitutes a going business, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors or a majority (by percentage or voting power) of the outstanding partnership interest of a partnership or a majority (by percentage or voting power) of the outstanding ownership interest of a limited liability company.

8.25 RESTRICTION ON FUNDAMENTAL CHANGES. Neither the Company nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of the Company's or any such Subsidiary's business or property, whether now or hereafter acquired.


SECTION 9.  INFORMATION AS TO COMPANY AND SUBSIDIARIES.
            ------------------------------------------

         The Company shall deliver the following to the Administrative Agent and each of the Banks:

         (a) within 45 days after the end of each month, financial statements, including a balance sheet, statements of operations of the Company and each of the Subsidiaries, and statements of income and surplus, certified by the president, chief operating officer and chief financial officer, or treasurer (a "Financial Officer") of the Company as fairly representing the financial condition of the Company and each of the Subsidiaries as of the end of such period;

         (b) within 45 days after the end of each month, a statement signed by a Financial Officer of the Company setting forth and certifying the calculation of the Borrowing Base as of the end of that period;

         (c) within 45 days after the end of each month, a statement signed by a Financial Officer of the Company certifying that the Company is in compliance with terms of this Agreement and calculating the financial covenants and ratios of the Company set forth in Sections 8.13, 8.14, and 8.16 above;

         (d) within 45 days after the end of each month, and at such other times as the Administrative Agent may request, a report for each division of the Company and each Subsidiary, signed by a Financial Officer of the Company setting forth the number and dollar total of accounts receivable in format satisfactory to the Administrative Agent and consistent with past practices;

         (e) within 45 days after the end of each month, a report signed by a Financial Officer of the Company in form substantially similar to that being currently provided to the Administrative Agent and the Banks as of the date hereof setting forth, INTER ALIA, the Company's and each Subsidiary's:

              (i) work-in-process for each subdivision then under development by the Company, specifying the number of units and related costs;

             (ii) backlog report, including beginning backlog, sales, closings, and ending backlog;

            (iii) the number of Model Homes for each subdivision then under development by the Company and its Subsidiaries, specifying the number of units and related costs;

             (iv) sales of units and closings of units for each subdivision then under development by the Company and its Subsidiaries; and

              (v) Speculative Homes for each subdivision then under development by the Company, specifying the number of units and related costs;

         (f) within 45 days after the end of each month, a Land Development Lot Availability Report, specifying the completed lots and lots under development for each subdivision then under development by the Company or any of the Subsidiaries;

         (g) immediately upon the filing, release or disclosure, as the case may be, copies of all filings, documents, disclosures or other information filed with the Securities and Exchange Commission or state or local securities commissions or other regulatory agency and all press releases;

         (h) within 90 days of the end of each fiscal year, an audited financial statement prepared in accordance with GAAP and certified by independent public accountants satisfactory to the Administrative Agent, containing a balance sheet and statement of income and surplus, statement of cash flows and a reconciliation of capital accounts, along with any management letters written by such accountants;

         (i) immediately upon becoming aware of the existence of any condition or event which constitutes an Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

         (j) at the request of the Administrative Agent or any of the Banks, such other information any of them may from time to time reasonably require; and

         (k) within 45 days after the end of each quarter, a real estate acquisition report detailing all real estate acquired or obtained for such quarter and the total of such acquisitions on a year to date basis through the end of such quarter; which includes (i) the total amount of acreage or developed lots, both for such quarter and on a year to date basis through the end of such quarter; (ii) the total dollar amount of such acquisitions, both for such quarter and on a year to date basis through the end of such quarter; (iii) the title and common name or subdivision name of such real property, both for such quarter and on a year to date basis through the end of such quarter; and (iv) such other information as the Administrative Agent shall request.


SECTION 10. EVENTS OF DEFAULT
            -----------------

10.1     NATURE OF EVENTS.

         An "Event of Default" shall exist if any of the following occurs:

         (a) the Company fails to make any payment of principal (including without limitation any payment or reduction required under Section 3.16 above) or fails to reimburse a Bank pursuant to this Agreement or any promissory note, reimbursement agreement, or guaranty agreement executed in connection with this Agreement on or before five days after the date such payment is due;

         (b) the Company fails to make any payment of interest on any note executed in connection with this Agreement on or before five days after the date such payment is due;

         (c) the Company fails to perform or observe any covenant contained in Sections 8.2(d), 8.3, 8.12, or 8.21 of this Agreement;

         (d) the Company fails to perform or observe any covenant contained in Sections 8.4, 8.5, or 8.6 of this Agreement and such failure involves an amount in excess of the aggregate sum of $1,000,000.00;

         (e) the Company fails to comply with any other provision of this Agreement, or fails to comply with the terms of any document or instrument in respect of any Collateral securing the Loans or the obligations evidenced hereby, and such failure continues for more than 30 days after such failure shall first become known to any Financial Officer of the Company;

         (f) any warranty, representation or other statement by or on behalf of the Company contained in this Agreement or in any instrument furnished by an officer thereof in compliance with or in reference to this Agreement is false or misleading in any material and adverse respect;

         (g) the Company or any Material Subsidiary makes an assignment for the benefit of creditors, or consents to the appointment of a trustee, receiver or liquidator;

         (h) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings are instituted by the Company or any Material Subsidiary;

         (i) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings are instituted against the Company or any of the Subsidiaries, and remain undismissed for a period of 90 days;

         (j) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000.00 is or are outstanding against the Company or any of the Subsidiaries AND any one of such judgments has been outstanding for more than 45 days from the date of its entry and has not been discharged, stayed or bonded in the full amount of such judgment;

         (k) the Company's audited financial statement referred to in Section 9(h) above, or any discussion draft thereof, reflects that the Company's financial statement is a "qualified" statement;

         (l) the Company fails to perform or observe any covenant not specified in Section 10.1 (a) through (k) above in favor of the Administrative Agent or any of the Banks pursuant to any agreement, instrument, or document executed in connection with this Agreement, including, without limitation, any interest rate contracts or agreements relating to interest rate limitations or interest rate "swaps," and such failure continues for more than 30 days after such failure shall become first known to any Financial Officer of the Company;

         (m) any Change of Control shall occur; or

         (n) the Administrative Agent and the Required Banks shall determine that a Material Adverse Effect has occurred.

10.2     DEFAULT REMEDIES.

         (a) ACCELERATION If an Event of Default exists, the Administrative Agent, subject to the terms of this Agreement, may immediately exercise any right, power or remedy permitted to it by law, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal and all interest accrued on all notes then outstanding pursuant to this Agreement to be forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company. In addition, if an Event of Default exists, any of the Banks, subject to the terms of this Agreement, may immediately exercise any right, power or remedy permitted to such Bank by law, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal and all interest accrued on such Bank's note or notes then outstanding pursuant to this Agreement to be forthwith due and payable, without any presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company.

         (b) NONWAIVER; REMEDIES CUMULATIVE No course of dealing on the part of the Administrative Agent or any of the Banks, nor any delay or failure on the part of the Administrative Agent or any of the Banks in exercising any rights, powers or privileges hereunder, shall operate as a waiver of such rights, powers or privileges or otherwise prejudice any of the Administrative Agent's or Banks' rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege by the Administrative Agent or the Banks. No right or remedy conferred upon or reserved to the Administrative Agent or the Banks under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to the Administrative Agent or the Banks may be exercised from time to time and as often as may be deemed expedient by the Administrative Agent or the Banks.

         (c) RIGHT OF SET-OFF Upon the occurrence and during the continuance of any Event of Default hereunder, the Administrative Agent, the Banks, and any of them, subject to the terms of this Agreement, are hereby authorized at any time and from time to time, without notice to the Company (any such notice being expressly waived by the Company) and to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or the Banks, or any of them to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement, irrespective of whether or not the Administrative Agent or the Banks shall have made any demand hereunder and although such obligations may be unmatured. Notwithstanding the foregoing, none of the Banks shall be permitted to exercise any right of offset or set-off referred to in this Section 10.2 without the prior written consent of the Administrative Agent.


SECTION 11.  THE ADMINISTRATIVE AGENT
             ------------------------
11.1     APPOINTMENT.

         Each Bank hereby designates Huntington to act as Administrative Agent for such Bank under this Agreement with respect to its powers and duties in respect of the Loans and under the instruments, documents and agreements executed in connection with the Loans (separately a "Loan Document" and collectively the "Loan Documents"). Each Bank hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder with respect to the Loans as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto, and Administrative Agent shall hold all payments of principal and interest, fees, charges and collections, received pursuant to this

Agreement, for the benefit of Banks as provided herein. The Administrative Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks; PROVIDED, HOWEVER, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to liability or which is contrary to any of the Loan Documents or applicable law unless Administrative Agent is furnished with an indemnification reasonably satisfactory to the Administrative Agent with respect thereto.

11.2     NATURE OF DUTIES.

         The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be (a) liable for any action taken or omitted by them as such officers, directors, employees or agents hereunder or in connection herewith, unless caused by their willful misconduct or gross negligence, or (b) responsible in any manner to any Bank for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement, or in any of the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the Loan Documents, or for any failure of the Company to perform its obligations hereunder. The Administrative Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or any of the Loan Documents, or to inspect the properties, books or records of the Company. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement a fiduciary relationship or be deemed to be a trustee in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement except as expressly set forth herein.

11.3     LACK OF RELIANCE ON THE ADMINISTRATIVE AGENT AND RESIGNATION.

         Independently and without reliance upon the Administrative Agent, each Bank has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of the Company in connection with the making and the continuance of the Loans hereunder and the taking or not taking of any action in connection herewith, and (b) its own credit analysis or appraisal of the creditworthiness of the Company. In addition, each Bank has reviewed and approved the form and substance of each of the Loan Documents. The Administrative Agent shall have no duty or responsibility either initially or on a continuing basis to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent has made no representation or warranty, express or implied, with respect to, and shall not be responsible to any Bank for (c) any recitals, statements, information, representations or warranties contained in this Agreement, the Loan Documents, or in any agreement, document, certificate or a statement delivered in connection herewith; (d) the execution, effectiveness, genuineness, validity, collectibility or sufficiency of this Agreement; or of the financial condition or creditworthiness of the Company; (e) the collectibility of the Loans, the validity, perfection, enforceability, value or sufficiency of, or title to any security or collateral, or the filing, or recording, or taking of any other actions with respect to the Loan Documents, or (f) any other matter having any relation to this Agreement, the Loans or the Loan Documents. The Administrative Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the financial condition or creditworthiness of Company, or the existence of any Event of Default or any condition, event or act which, with notice or lapse of time or both, would constitute such an Event of Default.

         The Administrative Agent may resign on thirty days' written notice to the Banks; provided, that on or before the effective date of such resignation, the Banks have agreed to designate a successor Administrative Agent. Any such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term

"Administrative Agent" shall mean such successor Administrative Agent effective upon its appointment, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent. After any Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

11.4     CERTAIN RIGHTS OF THE ADMINISTRATIVE AGENT.

         Subject to the provisions of this Agreement, if the Administrative Agent shall request instructions from the Banks with respect to any act or action (including failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Banks, and the Administrative Agent shall not incur liability to any Bank or any other party by reason of so refraining. If the Administrative Agent corresponds with the Banks in writing pursuant to the terms of this Agreement, each Bank agrees that it will respond in writing to the Administrative Agent's request within five business days of the receipt of such correspondence. Failure to respond by any Bank after such period shall be deemed to be such Bank's agreement with any action or lack of action proposed by the Administrative Agent.

11.5     RELIANCE.

         The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, affidavit resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Administrative Agent.

11.6     NOTICE OF DEFAULT.

         The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder or under the Loan Documents, unless the Administrative Agent has received notice from a Bank or the Company referring to this Agreement, describing such Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to each Bank. The Administrative Agent shall take such action with respect to such Event of Default in accordance with the provisions set forth in Section 11.13 below as it shall reasonably determine; PROVIDED, that unless and until the Administrative Agent shall have received such directions pursuant to Section 11.13 below, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Banks.

11.7     INDEMNIFICATION.

         To the extent the Administrative Agent is not reimbursed and indemnified by the Company, each Bank will reimburse and indemnify the Administrative Agent in proportion to its Revolving Commitment Percentage for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, which at any time (including, without limitation, at any time following the payment of the Loans) may be imposed on, incurred by or asserted against the Administrative Agent as a result of its performing or performance of its duties hereunder, or in any way relating to or arising out of this Agreement, the Loan Documents, or any documents contemplated by or referred to therein or the transactions contemplated thereby or any action taken or omitted by the Administrative Agent in any such capacity thereunder or in connection therewith; provided that, such Bank shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's willful misconduct or gross negligence.

11.8     THE ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY.

         The Administrative Agent and its affiliates may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of banking or trust business with the Company, and may receive payment on such Loans or extensions of credit or otherwise act with respect thereto fully and without accountability to any of the Banks in the same manner as if the Administrative Agent were not performing the duties specified herein and the transactions described herein were not in effect.

         No other Bank shall have an interest in any property taken as collateral or security for any loans or extensions of credit unrelated to this Agreement made by Administrative Agent or any of its affiliates or in any property in the Administrative Agent's possession or control as a result of any such loans or extensions of credit, or in any deposit held or other indebtedness owing by the Administrative Agent, which may be or become collateral for or otherwise available for payment of the Loans by reason of general description of secured obligations contained in any security agreement or other instrument held by the Administrative Agent not given in connection with this Agreement, or by reason of the right of set off, counterclaim or otherwise, except that if such property, deposit or indebtedness or the proceeds thereof shall be applied in reduction of the Loans, each Bank shall be entitled to its pro rata percentage of such application. If the Administrative Agent has offered the Banks the opportunity to participate in such Loans or extensions of credit and any Bank has declined such opportunity, then any such setoff, counterclaim, or other recoupment may be applied to such Loans or extensions of credit as the Administrative Agent may determine in its sole discretion. Otherwise, the Administrative Agent shall apply all setoffs, counterclaims or other recoupment first to the Loans.

         The Administrative Agent shall have no obligation to make any claim against, or assert any lien upon or right of setoff against, any property held by the Administrative Agent which does not constitute collateral for the Loans.

11.9     AMENDMENT AND MODIFICATIONS, REQUIRED BANKS.

         The Administrative Agent may, subject to the provisions of this Section 11.9, from time to time enter into written amendments or supplemental agreements to this Agreement, or any Loan Documents executed by the Company, for the purpose of adding or deleting any provisions, or otherwise changing, varying or waiving in any manner any of the rights of any of the Banks, the Administrative Agent or the Company thereunder or the conditions, provisions or terms thereof, or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; (A) provided, however, that no such amendment, supplemental agreement or waiver (whether before or after an Event of Default) shall, without the consent of each Bank: (a) extend the maturity of such Bank's portion of the Loans; (b) increase the principal amount of such Bank's portion of the Revolving Loans or the stated amount of the Letters of Credit; (c) decrease the rate or rates of interest thereon or any fee payable by the Company to the Administrative Agent or the Banks pursuant to the Loans; (d) increase the percentages applicable to any component of the Borrowing Base, modify the definition of any item comprising an element of the Borrowing Base or add components to the Borrowing Base; (e) alter, amend or modify this Section 11.9, or Sections 11.10, 11.11, 11.14, 11.15 or the first paragraph of Section 11.13;
(f) change the rights and duties of the Administrative Agent; or (g) waive an Event of Default pursuant to Section 10.1(a) or 10.1(b) above; and (B) provided further, however, that no such amendment, supplemental agreement, or waiver (whether before or after an Event of Default) shall, without the consent of the Required Banks: (h) permit the aggregate principal balances of the Revolving Loans, plus the aggregate stated value of all outstanding Letters of Credit to exceed the Borrowing Base, provided that nothing contained in this clause (h) will require any Bank's consent to any overadvance obtained by the Company or made by the Administrative Agent inadvertently resulting from the aggregate sum of the Revolving Loans, plus the aggregate stated amount of the Letters of Credit, being, as of the date, greater than the Borrowing Base, or (i) change the covenants contained in Sections 8.3, 8.4 (except to the extent of permitting, liens and encumbrances in favor of any Bank on real or personal property of the Company not in violation of Section 8.4 above), 8.5 (except to the extent of permitting, in addition to the Loans, additional borrowings from any Bank not to exceed the principal sum of $7,500,000.00), 8.13, 8.14 8.16, 8.17, 8.20, or the second paragraph of 11.13 of this Agreement. Any such supplemental agreement shall apply equally to each of the Banks and shall be binding upon the Company, the Banks and the Administrative Agent. In the case of any waiver, the Company, the Administrative Agent and the Banks shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon. "Required Banks"shall mean the Banks holding at least sixty-six and two-thirds percent of the sum of (i) all advances outstanding under the Revolving Loans and (ii) the aggregate stated amount of all issued and outstanding Letters of Credit.

11.10    COMMITMENT PERCENTAGE AND PRO RATA SHARE.

         "Revolving Commitment Percentage" means 39.6% of the Loans in respect of Huntington, 26.7% of the Loans in respect of NBD, 19.8% of the Loans in respect of NCB and 13.9% of the Loans in respect of Key. "Pro Rata Share" means, with respect to any Bank, the percentage obtained by dividing the sum of (a) such Bank's Revolving Commitment at such time by (b) the sum of the aggregate amount of all Revolving Commitments at such time; provided, however, if all of the Revolving Commitments are terminated pursuant to the terms hereof, then "Pro Rata Share" means the percentage obtained by dividing (y) the sum of the aggregate amount of such Bank's outstanding Revolving Loans by (z) the aggregate amount of all outstanding Revolving Loans.

11.11    PRO RATA TREATMENT AND PAYMENTS.

         Each borrowing or extension of credit under the Revolving Loans or the Letters of Credit and each payment (including each prepayment) by the Company of principal, interest, and fees (except as provided otherwise in this Agreement) provided for in the Agreement shall be made from or applied to the Loans pro rata pursuant to the Revolving Commitment Percentages of the Banks.

11.12    FUNDING OF ADVANCES.

         On or before the closing of the Revolving Loans or any later date when funds are to be disbursed to the Company pursuant to the Revolving Loans, upon notice from the Administrative Agent of such funding, each Bank shall pay to the Administrative Agent its pro rata share, in accordance with its Revolving Commitment Percentage, of the amount of the disbursement, in funds available for immediate use, by 3:00 p.m. Columbus, Ohio, time on the same banking day on which the advance is made; provided, however, that the Administrative Agent shall use its best efforts to give two (2) hours advance notice of such funding request in the case of a Prime Rate Advance and 48 hours advance notice of such funding request in the case of a Eurodollar Advance or a Fixed Rate Advance. In the event any Bank fails or refuses to make payment to the Administrative Agent as required herein, then the Administrative Agent, without limitation, shall be entitled to pursue all remedies and rights permitted by this Agreement, law, or equity and further shall be entitled to, but not be required to, (a) fund such Bank's pro rata share of the disbursement or, (b) withhold from such Bank all interest, principal, fees and late charges attributable to such Bank's pro rata share thereof through the date such Bank funds its pro rata share thereof, plus any additional cost or expense, including without limitation, reasonable attorneys fees, incurred by the Administrative Agent as a result of such Bank's failure to pay, or (c) offset against such Bank's pro rata share all sums received by the Administrative Agent in connection with the Revolving Loans until reimbursed by the Bank that failed or refused to make such payment. If the Administrative Agent receives any payments in respect of the Revolving Loans, the Administrative Agent shall use its best efforts to distribute the same pro rata to the Banks on the same day the Administrative Agent shall have collected such payment in immediately available funds, provided, that the Administrative Agent shall in any case distribute such payment by the close of business on the day following the day the Administrative Agent shall have so collected such payment.

11.13    LIQUIDATION AND DELINQUENCY.

         In the event that the repayment of the Revolving Loans, the repayment of the Letters of Credit, or both of such extensions of credit shall have been accelerated and (i) the Administrative Agent or any of the Banks receives any payment with respect to the Loans or (ii) after the occurrence and during the continuance of an Event of Default, a partial or total liquidation of any security or collateral takes place other than in the ordinary course of business, all payments and all proceeds shall first be applied to a reserve for drawings under the Letters of Credit, second to the payment of accrued interest on the Revolving Loans, then to payment of the unpaid principal balance of the Revolving Loans.

         Upon the occurrence and continuance of an Event of Default pursuant to this Agreement, the Administrative Agent shall consult with each Bank regarding the course of action to be taken with respect to such default. If the Administrative Agent does not receive an agreed course of action to be taken from the Required Banks, the Administrative Agent thereafter shall take such action as it shall deem reasonably necessary to protect the interests of itself and the Banks, including, but not limited to, acceleration of the Revolving Loans, and commencement of legal proceedings. If the Administrative Agent (a) fails to take meaningful, substantive action with respect to such Event of Default, (b) has not implemented a "workout" plan or similar agreement with respect to such Event of Default, or (c) has not commenced and reasonably pursued an action to obtain a judgment against the Company, and such Event of Default continues for a period of not less than 120 days, then the Administrative Agent, shall be required to take such action, subject to the provisions of this Section 11.13, and Section 11.1 above, as any Bank or Banks holding at least fifty-one percent of the sum of (i) all advances outstanding under the Revolving Loans, and (ii) the aggregate stated amount of all issued and outstanding Letters of Credit shall specify in writing as such Bank or Banks shall deem reasonably necessary to protect the interests of the Banks, or any of them. The failure of the Administrative Agent or of any Bank to discuss such proposed course of conduct with any other Bank or the Administrative Agent shall not be asserted by the Company to be a breach of this Agreement by such Bank, nor will it in any way impair the rights of any such Bank as they relate to the Company or the enforceability of any action taken pursuant to the terms of this Agreement to declare the Revolving Loans in default or accelerate the maturity thereof.

11.14    EQUALIZATION.

         (a) If any Bank (a "Benefitted Bank") shall at any time receive any payment of all or part of its pro rata share of the Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily) in a greater proportion than any such payment to and collateral received by any other Bank, taking into consideration such other Bank's pro rata share of the Loans, or interest thereon, and such greater proportionate payment or receipt of collateral is not expressly permitted hereunder, such Benefitted Bank shall purchase for cash from the other Bank such portion of each such other Bank's pro rata share of the Loans, or shall provide such other Bank with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each Bank; PROVIDED, HOWEVER, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Bank so purchasing a portion of another Bank's pro rata share of the Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the original holder of such portion.

         (b) In addition to any rights and remedies of the Administrative Agent or the Banks provided by law, upon the occurrence of an Event of Default pursuant to this Agreement, each Bank shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company, to the extent permitted by applicable law, to set off and apply against any indebtedness or obligations, whether owing from such Bank to the Company, at, or at any time after, the occurrence of any of the above-mentioned events. To the extent permitted by applicable law, the aforesaid right of set off may be exercised by such Bank against the Company or against any trustee in bankruptcy, custodian, debtor-in-possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Company, or against anyone else claiming through or against the Company or against any such trustee in bankruptcy, custodian, debtor-in-possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that any such right of set off shall not have been exercised by such Bank prior to the making, filing or issuance, or service upon such Bank of, notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Notwithstanding the foregoing, none of the Banks shall be permitted to exercise any right of offset or set-off referred to in this Section 11.14 without the prior written consent of the Administrative Agent.

11.15    ASSIGNMENT OF INTERESTS.

         (a) This Agreement and the Loan Documents to which the Company is a party shall be binding upon and inure to the benefit of the Company, the Banks, the Administrative Agent, all future holders of the promissory notes comprising a portion of the Loan Documents and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement or the Loan Documents without the prior written consent of each Bank.

         (b) Each Bank shall have the right at any time, upon written notice to the Administrative Agent of its intent to do so, to sell, assign, transfer or negotiate all or any part of the Revolving Loans to one or more of the other Banks (or to affiliates of such Bank or of such other Banks). Each Bank may grant participations in all or any part of its Revolving Loans only to one or more banks, insurance companies, pension funds, mutual funds or other corporations; provided that; (i) any such disposition shall not require the Company to file a registration statement with the Securities and Exchange Commission or apply to qualify the Revolving Loans under the "blue sky" law of any state; (ii) such Bank (or an affiliate thereof) shall continue at all times to hold at least a twenty-five percent (25%) beneficial interest in its Revolving Loans; (iii) such Bank shall notify the Administrative Agent and the Company of any such participation; and (iv) in the case of a proposed participation to a corporation which is not a bank, insurance company, financial institution or pension or mutual fund, such Bank shall have first obtained consent of the Administrative Agent and of the Company. The Company hereby acknowledges and agrees that any such participant shall, for purposes of this
Section 11.15, be deemed to be a "Bank."

         (c) No Bank shall, as between and among the Company, the Administrative Agent and such Bank, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participations in, all or any part of the Loans of such Bank or other obligations owed to such Bank, and the Company shall not be required to provide information to or otherwise transact business in connection with this Agreement with any such assignee or transferee.


SECTION 12.   MISCELLANEOUS
              -------------

12.1     NOTICES.

         (a) All communications under this Agreement or under the notes executed pursuant hereto shall be in writing and shall be sent by facsimile, followed by a copy sent by overnight delivery as follows:

                  (1) if to the Administrative Agent, at the following address, or at such other address as may have been furnished in writing to the Company and the Banks by the Administrative Agent:

                           The Huntington National Bank, Administrative Agent 41 South High Street
                           Columbus, Ohio 43215
                           Attention: William R. Remias,
                                      Assistant Vice President
                           Fax: 614/480-3066

                  (2) if to Huntington, at the following address, or at such other address as may have been furnished in writing to the Administrative Agent, the other Banks and the Company by Huntington:

                           The Huntington National Bank
                           41 South High Street
                           Columbus, Ohio 43215

                           Attention: William R. Remias,
                                      Assistant Vice President
                           Fax: 614/480-3066

                  (3) if to NBD, at the following address, or at such other address as may have been furnished in writing to the Administrative Agent, the other Banks and the Company by NBD:

                           NBD Bank
                           611 Woodward Avenue
                           Detroit, Michigan  48226
                           Attention:  J. Richard Schoelch
                                       First Vice President
                           Fax: 313/225-3499

                  (4) if to NCB, at the following address, or at such other address as may have been furnished in writing to the Administrative Agent, the other Banks and the Company by NCB:

                           National City Bank of Columbus
                           155 East Broad Street
                           Columbus, Ohio 43251
                           Attention:  Steven A. Smith,
                                       Vice President
                           Fax: 614/463-8058

                  (5) if to Key, at the following address, or at such other address as may have been furnished in writing to the Administrative Agent, the other Banks and the Company by KeyBank:

                           KeyBank National Association
                           88 East Broad Street
                           Columbus, Ohio 43215
                           Attention: Thomas Lusk,
                                      Vice President
                           Fax:  614/460-3469

                  (6) if to the Company, at the following address, or at such other address as may have been furnished in writing to the Administrative Agent and the Banks by the Company:

                           Dominion Homes, Inc.
                           5501 Frantz Road
                           Dublin, Ohio 43017-0766
                           Attention:  Robert A. Meyer, Jr., Esq.
                                       Vice President and General Counsel
                                       Fax: 614/761-6139

                           with a copy to:

                           David S. Borror
                           Executive Vice President
                           Dominion Homes, Inc.
                           5501 Frantz Road
                           Dublin, Ohio 43017-0766
                           Fax: 614/761-6139

         (b) Any notice so addressed and sent shall be deemed to be given upon the earlier of receipt or one day after the same is sent.

12.2     REPRODUCTION OF DOCUMENTS.

         This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Administrative Agent or the Banks at the closing or otherwise, and (c) financial statements, certificates and other information previously or hereafter furnished to the Administrative Agent or the Banks, may be reproduced by the Administrative Agent or the Banks by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the Administrative Agent or the Banks may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Administrative Agent or the Banks in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

12.3     SURVIVAL.

         All warranties, representations, and covenants made by the Company herein or on any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Administrative Agent and the Banks and shall survive the closing of the Loans regardless of any investigation made by the Administrative Agent or the Banks on their behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company.

12.4     SUCCESSORS AND ASSIGNS.

         All warranties, representations, and covenants made by the Company herein or on any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Administrative Agent and the Banks and shall survive the closing of the Loans regardless of any investigation made by the Administrative Agent or the Banks on their behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company. This Agreement shall inure to the benefit of and be binding upon the heirs, successors and assigns of each of the parties.

12.5     AMENDMENT AND WAIVER.

         This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Administrative Agent (subject to the provisions of Section 11.9 above); PROVIDED HOWEVER THAT nothing herein shall change the Administrative Agent's or the Banks' sole discretion (as set forth elsewhere in this Agreement) to make advances, determinations, decisions or to take or refrain from taking other actions. No delay or failure or other course of conduct by the Administrative Agent or the Banks in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right.

12.6     DUPLICATE ORIGINALS.

          Four or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

12.7     ENFORCEABILITY AND GOVERNING LAW.

         Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. No delay or omission on the part of the Administrative Agent or the Banks in exercising any right shall operate as a waiver of such right or any other right. All of the Administrative Agent's or the Banks' rights and remedies, whether evidenced hereby or by any other agreement or instrument, shall be cumulative and may be exercised singularly or concurrently. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

12.8     UNIFORM COMMERCIAL CODE AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

         Unless the context otherwise requires, all terms used herein which are defined in the Uniform Commercial Code as enacted in Ohio shall have the meaning stated therein, and all accounting terms shall be determined in accordance with generally accepted accounting principles, consistently applied ("GAAP"). The Company's fiscal year begins January 1 and ends December 31 of each calendar year, and the Company will not change its fiscal year without the prior written consent of the Administrative Agent and the Banks.

12.9     CONSENT TO JURISDICTION AND WAIVER OF OBJECTION TO VENUE.

         The Company, the Administrative Agent and the Banks agree that any legal action or proceeding with respect to this Agreement or the notes or the transactions contemplated hereby may be brought in the Court of Common Pleas of Franklin County, Ohio, or in the United States District Court for the Southern District of Ohio, Eastern Division, and the Company, the Administrative Agent and the Banks hereby irrevocably submit to and accept generally and unconditionally the jurisdiction of those courts with respect to its person, property and revenues and irrevocably consent to service of process in any such action or proceeding by the mailing thereof by U.S.
mail to the designated party at the address set forth in Section 12.1 hereof.

         The Company, the Administrative Agent, and the Banks hereby irrevocably waive any objection to the laying of venue of any such suit or proceeding in the above described courts, and unconditionally waive and agree not to plead or claim that any such suit or proceeding brought in any such court has been brought in an inconvenient forum, provided, that this provision shall not preclude any party from seeking to consolidate actions brought against it.

         Nothing in this paragraph shall affect the right of the Administrative Agent or the Banks to serve process in any other manner permitted by law or limit the right of the Administrative Agent or the Banks to bring any such action or proceeding against the Company or to obtain execution on any judgment in any other jurisdiction or in any other manner permitted by law.

12.10    WAIVER OF JURY TRIAL.

         THE PARTIES ACKNOWLEDGE THAT, AS TO ANY AND ALL DISPUTES THAT MAY ARISE BETWEEN THE PARTIES, THE COMMERCIAL NATURE OF THE TRANSACTION OUT OF WHICH THIS AGREEMENT ARISES WOULD MAKE ANY SUCH DISPUTE UNSUITABLE FOR TRIAL BY JURY. ACCORDINGLY, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY AS TO ANY AND ALL DISPUTES THAT MAY ARISE RELATING TO THIS AGREEMENT OR TO ANY OF THE OTHER INSTRUMENTS OR DOCUMENTS EXECUTED IN CONNECTION HEREWITH.

12.11 CONFIDENTIALITY

The Administrative Agent and each of the Banks shall hold all non-public information obtained pursuant to the requirements hereof and identified as such by the Company in accordance with the customary procedures of the Administrative Agent and each Bank respectively for handling confidential information of this nature and in accordance with safe and sound banking practices, and in any event may make disclosures reasonably required by a bona fide participant or co-lender in connection with the contemplated participation or assignment, or as required or requested by any governmental authority or any representative thereof, or pursuant to any legal process, or to its accountants, lawyers and other advisors.


SECTION 13.   INDEX OF DEFINITIONS
              --------------------

"Account Debtor" is defined in Section 2.4.

"Account Party" is defined in Section 1.3(d).

"Acquisition" is defined in Section 8.24(h).

"Adjusted Loss" is defined in Section 8.15.

"Administrative Agent" is defined in the Preamble and Section 11.3.

"Agreement" is defined in the Preamble.

"Annual Review Date" is defined in Section 1.2(e).

"Approved Joint Ventures" is defined in Section 1.3(g).

"Arm's-Length Contract" is defined in Section 2.11.

"Applicable Eurodollar Margin" is defined in Section 3.3(a).

"Applicable Prime Rate Margin" is defined in Section 3.2(a).

"Available Cash" is defined in Section 2.2.

"Bank" and "Banks" are defined in the Preamble.

"Benefitted Bank" is defined in Section 11.14(a).

"Borrowing Base" is defined in Section 2.1.

"Business Day" is defined in Section 1.2(c).

"Central Ohio" is defined in Section 8.22(a).

"Change in Control" shall mean (1) the replacement of a majority of the Board of Directors of any entity from the directors who constituted the Board of Directors on the date of this Agreement for any reason other than death or disability, and such replacement shall not have been approved by the Board of Directors of the Company as constituted on the date of this Agreement (or as changed over time with the approval of the Board of Directors of such entity) or
(2) a company, person, entity or group of companies, person or entities acting in concert, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, exercise of the stock pledge or otherwise, have become the beneficial owner (within the meaning of Rule 13d.3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing more than 30% of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote in the election of directors from the beneficial owners as of the date hereof.

"Collateral" is defined in Section 8.21.

"Company" is defined in the Preamble.

"Consolidated Tangible Net Worth" is defined in Section 8.13.

"Consolidated Total Liabilities" is defined in Section 8.14.

"Customs" is defined in Section 1.3(e).

"Developed Lots" is defined in Section 2.3.

 "Eligible" is defined in Section 2.6.

"Eligible Accounts Receivable" is defined in Section 2.4.

"Eligible Lumber Inventory" is defined in Section 2.5.

"Environmental Laws" is defined in Section 7.12.

"Eurodollar Advance" is defined in Section 3.3(a).

"Eurodollar Rate" is defined in Section 3.3(a).

"Eurodollar Reserve Percentage" is defined in Section 3.3(a).

"Event of Default" is defined in Section 10.1.

"Financial Officer" is defined in Section 9.

"Fixed Rate" is defined in Section 3.4(a).

"Fixed Rate Advance" is defined in Section 3.4(a).

"GAAP" is defined in Section 12.8.

"Governmental Authority" is defined in Section 3.15.

"Hazardous Substances" is defined in Section 7.12.

"Home Work-in-Process" is defined in Section 2.11.

"Hostile Acquisition" is defined in Section 8.24(g).

"Huntington" is defined in the Preamble.

"Indebtedness" is defined in Section 8.5.

"Interest Payment Date" is defined in Section 3.6.

"Interest Period" is defined in Section 3.6.

"Investment" is defined in Section 8.11.

"Investments in Joint Ventures" is defined in Section 2.7.

"Key" is defined in the Preamble.

"Land Deposits" is defined in Section 8.16.

"Letter Agreement" is defined in Section 3.14(e).

"Letter of Credit" and "Letters of Credit" are defined in Section 1.3(a).

"Letter of Credit Application" is defined in Section 1.3(d).

"Leverage Ratio" is defined in Section 8.14.

"Loans" is defined in Section 1.1.

"Loan Documents" is defined in Section 11.1.

"Lots Under Development" is defined in Section 2.8.

"Material Adverse Effect" is defined in Section 7.7.

"Material Subsidiary" means any Subsidiary in which the sum of the Company's (i) Investment in such Subsidiary and (ii) Contingent Obligations with respect to such Subsidiary equals or exceeds $1,000,000.00.

"Maturity Date" is defined in Section 1.2(e).

"Maximum New Market Investment Amount" is defined in Section 8.22(b).

     "Model Homes" is defined in Section 2.9.

     "NBD" is defined in the Preamble.

     "NCB" is defined in the Preamble.

     "Noncancellable Land Commitments" is defined in Section 8.16.

     "Non-Facility Contingent Obligations" is defined in Section 2.1.

     "Permitted Acquisition" is defined in Section 8.24.

     "Potential Default" is defined in Section 1.4.

     "Premises" is defined in Section 7.12.

     "Prime Commercial Rate" is defined in Section 3.2(a).

     "Prime Rate Advance" is defined in Section 3.2(a).

     "Prior Loan Agreement" is defined in Section 3.14(a).

     "Pro Rata Share" is defined in Section 11.10.

     "Purchase Price" is defined in Section 8.24.

     "Real Estate Held for Development" is defined in Section 2.10.

     "Real Property" is defined in Section 7.14.

     "Released Property" is define in Section 8.21.

     "Restricted Subsidiary" means a Subsidiary of the Company which (a) is organized and existing under the laws of any state of the United States of America, and (b) which has become obligated under the terms of this Agreement pursuant to a Supplement or Guaranty Agreement satisfactory to the Administrative Agent, in its sole and absolute discretion.

     "Required Banks" is defined in Section 11.9.

     "Revolving Commitment" and "Revolving Commitments" are defined in Section 1.2(a).

     "Revolving Commitment Percentage" is defined in Section 11.10.

     "Revolving Loan" and "Revolving Loans" are defined in Section 1.2(a).

     "Speculative Condominiums" is defined in Section 2.13.

     "Speculative Homes" is defined in Section 2.12.

     "Subsidiary" of the Company means any corporation or other entity more than 50% of the outstanding securities or other ownership interest have ordinary voting power or the equivalent thereof which shall at the time be owned or controlled, directly or indirectly, by the Company or by one or more of its Subsidiaries, and shall exclude Alliance Title Agency, Ltd.

     "Uncommitted Land Holdings" is defined in Section 8.16.

     "Unleveraged Seller Financing" is defined in Section 2.6.

      Each of the undersigned parties has signed this Agreement as of the date set forth in the Preamble hereto.

                                        THE COMPANY:

                                        DOMINION HOMES, INC.



                                        By:


                                        Its:


                                        THE BANKS:

                                        THE HUNTINGTON NATIONAL BANK



                                        By:

                                        Its:




                                        NBD BANK



                                        By:


                                        Its:


                                        NATIONAL CITY BANK OF COLUMBUS



                                        By:

                                        Its:

                                        KEYBANK NATIONAL ASSOCIATION



                                        By:

                                        Its:

                                        THE ADMINISTRATIVE AGENT:

                                        THE HUNTINGTON NATIONAL BANK


                                        By:

                                        Its:

                                  SCHEDULE 7.4


                             CORPORATE INFORMATION
                             ---------------------






The Company has:

A) One class of stock consisting of 12,000,000 authorized common shares, without stated value. There are not any subsidiaries.

B)  6,264,853 common shares issued and outstanding.

C)  An employer tax identification number of 31-1393233.

                                 SCHEDULE 7.10
                                 -------------

                       SCHEDULE OF PERMITTED ENCUMBRANCES
                       ----------------------------------

SECURED PARTY                          DESCRIPTION OF ITEMS
-------------                          --------------------

Pitney Bowes credit Corporation        Leased office equipment

State Farm Life Insurance Company      Collateral in connection with specific
                                       real estate -- 5.765 Acres -- Frantz Road

W. Lyman Case & Co. (Assigned to       Collateral in connection with specific
State Farm)                            real (not estate (1 -- Secretary of
                                       State 5.765 acres -- Frantz Road)

Alliance Corporate Resources, Inc./    Lease Computers, Printer, Computer
Star Bank, NA                          Equipment

Alliance Corporate Resources, Inc./    Leased Software, Phone System, Modems
Bank One, Columbus, NA

Alliance Corporate Resources, Inc./    Leased Copier
Star Bank, NA

Lease Net, Inc./Star Bank, NA          Leased Computers, Computer Equipment
                                       and Software

Richard Paulus                         Mortgage on River Valley
Richard and Susan Paulus               Highlands Land

Locust Curve, Inc.                     Mortgage on Locust Curve Land